Exhibit 99.1

RESOLUTE FOREST PRODUCTS INC.

Consolidated Financial Statements

As of December 31, 2022

Report of Independent Auditors

To the Board of Directors of Resolute Forest Products Inc.

Opinion

We have audited the accompanying consolidated financial statements of Forest Products Inc. and its subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2022 and 2021, and the related consolidated statements of operations, comprehensive income (loss), changes in equity and cash flows for each of the three years in the period ended December 31, 2022, including the related notes (collectively referred to as the “consolidated financial statements”).

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2022 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date the consolidated financial statements are available to be issued.

PricewaterhouseCoopers LLP

1250 René-Lévesque Boulevard West, Suite 2500, Montréal, Quebec, Canada H3B 4Y1

T: +1 514 205 5000, F: +1 514 876 1502

“PwC” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership.

Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with US GAAS, we:

✓	Exercise professional judgment and maintain professional skepticism throughout the audit.

✓

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

✓	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances.

✓

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

✓

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ PricewaterhouseCoopers LLP

Partnership of Chartered Professional Accountants

Montréal, Quebec, Canada

February 28, 2023

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions of U.S. dollars, except per share amounts)

	Years Ended December 31,
	2022	2021	2020
Sales	$3,793	$3,664	$2,800
Costs and expenses:
Cost of sales, excluding depreciation, amortization and distribution costs	2,477	2,258	2,010
Depreciation and amortization	135	164	169
Distribution costs	407	356	344
Selling, general and administrative expenses	178	158	136
Closure costs, impairment and other related charges (Note 5)	8	144	53
Net loss (gain) on disposition of assets (Note 6)	2	—	(11)
Operating income	586	584	99
Interest expense	(22)	(21)	(34)
Non-operating pension and other postretirement benefit (costs) credits (Note 16)	(17)	11	—
Other income (expense), net (Note 4)	86	(70)	(4)
Income before income taxes	633	504	61
Income tax provision (Note 17)	(91)	(195)	(51)
Net income including noncontrolling interest	542	309	10
Net income attributable to noncontrolling interest	—	(2)	—
Net income attributable to Resolute Forest Products Inc.	$542	$307	$10
Net income per share attributable to Resolute Forest Products Inc. common shareholders (Note 8):
Basic	$6.99	$3.87	$0.12
Diluted	$6.91	$3.83	$0.12
Weighted-average number of Resolute Forest Products Inc. common shares outstanding:
Basic	77.5	79.5	86.1
Diluted	78.4	80.3	86.4

See accompanying notes to Consolidated Financial Statements.

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(In millions of U.S. dollars)

	Years Ended December 31,
	2022	2021	2020
Net income including noncontrolling interest	$542	$309	$10
Other comprehensive income (loss):
Unamortized prior service costs or credits
Change in unamortized prior service costs or credits (Note 7)	—	(4)	(17)
Income tax benefit	—	—	—
Change in unamortized prior service costs or credits, net of tax	—	(4)	(17)
Unamortized actuarial losses
Change in unamortized actuarial losses (Note 7)	327	336	(156)
Income tax (provision) benefit	(66)	(80)	38
Change in unamortized actuarial losses, net of tax	261	256	(118)
Foreign currency translation	(2)	—	—
Other comprehensive income (loss), net of tax	259	252	(135)
Comprehensive income (loss) including noncontrolling interest	801	561	(125)
Comprehensive income attributable to noncontrolling interest	—	(2)	—
Comprehensive income (loss) attributable to Resolute Forest Products Inc.	$801	$559	$(125)

See accompanying notes to Consolidated Financial Statements.

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED BALANCE SHEETS

(In millions of U.S. dollars, except per share amount)

	December 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$476	$112
Accounts receivable, net:
Trade	250	257
Other	73	56
Inventories, net (Note 9)	561	510
Other current assets	45	54
Total current assets	1,405	989
Fixed assets, net (Note 10)	1,292	1,270
Amortizable intangible assets, net (Note 11)	57	57
Goodwill (Note 3)	85	31
Deferred income tax assets (Note 17)	465	653
Operating lease right-of-use assets (Note 12)	53	54
Other assets (Note 13)	625	484
Total assets	$3,982	$3,538
Liabilities and equity
Current liabilities:
Accounts payable and other (Note 14)	$489	$421
Current portion of long-term debt (Note 15)	1	2
Current portion of operating lease liabilities	8	8
Total current liabilities	498	431
Long-term debt, net of current portion (Note 15)	300	300
Pension and other postretirement benefit obligations (Note 16)	732	1,151
Operating lease liabilities, net of current portion (Note 12)	49	51
Other liabilities	85	88
Total liabilities	1,664	2,021
Commitments and contingencies (Note 18)
Equity:
Resolute Forest Products Inc. shareholders’ equity:
Common stock, $0.001 par value. 121.5 million shares issued and 77.0 million shares outstanding as of December 31, 2022; 121.2 million shares issued and 76.8 million shares outstanding as of December 31, 2021	—	—
Additional paid-in capital	3,809	3,807
Deficit	(467)	(1,009)
Accumulated other comprehensive loss (Note 7)	(803)	(1,062)
Treasury stock at cost, 44.5 million shares and 44.4 million shares as of December 31, 2022 and 2021, respectively	(224)	(222)
Total Resolute Forest Products Inc. shareholders’ equity	2,315	1,514
Noncontrolling interest	3	3
Total equity	2,318	1,517
Total liabilities and equity	$3,982	$3,538

See accompanying notes to Consolidated Financial Statements.

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(In millions of U.S. dollars)

	Resolute Forest Products Inc. Shareholders’ Equity
	Common Stock	Additional Paid-in Capital	Deficit	Accumulated Other Comprehensive Loss	Treasury Stock	Non- controlling Interests	Total Equity
Balance as of December 31, 2019	$—	$3,802	$(1,245)	$(1,179)	$(144)	$1	$1,235
Share-based compensation, net of withholding taxes	—	2	—	—	—	—	2
Net income	—	—	10	—	—	—	10
Purchase of treasury stock (6.9 million shares) (Note 20)	—	—	—	—	(30)	—	(30)
Stock unit awards vested (1.0 million shares), net of shares forfeited for employee withholding taxes (Note 21)	—	—	—	—	—	—	—
Other comprehensive loss, net of tax	—	—	—	(135)	—	—	(135)
Balance as of December 31, 2020	—	3,804	(1,235)	(1,314)	(174)	1	1,082
Share-based compensation, net of withholding taxes	—	1	—	—	—	—	1
Net income	—	—	307	—	—	2	309
Purchase of treasury stock (4.6 million shares) (Note 20)	—	—	—	—	(48)	—	(48)
Special dividend (Note 20)	—	2	(81)	—	—	—	(79)
Stock unit awards vested and stock options exercised (0.6 million shares), net of shares forfeited for employee withholding taxes (Note 21)	—	—	—	—	—	—	—
Other comprehensive income, net of tax	—	—	—	252	—	—	252
Balance as of December 31, 2021	—	3,807	(1,009)	(1,062)	(222)	3	1,517
Share-based compensation, net of withholding taxes	—	2	—	—	—	—	2
Net income	—	—	542	—	—	—	542
Purchases of treasury stock (0.1 million shares) (Note 20)	—	—	—	—	(2)	—	(2)
Stock unit awards vested and stock options exercised (0.3 million shares), net of shares forfeited for employee withholding taxes (Note 21)	—	—	—	—	—	—	—
Other comprehensive income, net of tax	—	—	—	259	—	—	259
Balance as of December 31, 2022	$—	$3,809	$(467)	$(803)	$(224)	$3	$2,318

See accompanying notes to Consolidated Financial Statements.

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions of U.S. dollars)

	Years Ended December 31,
	2022	2021	2020
Cash flows from operating activities:
Net income including noncontrolling interest	$542	$309	$10
Adjustments to reconcile net income including noncontrolling interest to net cash provided by operating activities:
Share-based compensation	7	8	5
Depreciation and amortization	135	164	169
Closure costs, impairment and other related charges	—	144	53
Inventory write-downs (Note 9)	38	29	25
Deferred income taxes	88	192	51
Net pension contributions and other postretirement benefit payments	(43)	(91)	(87)
Gain on previously-held equity investments (Note 3)	(42)	—	—
Net loss (gain) on disposition of assets	2	—	(11)
Loss (gain) on translation of foreign currency denominated deferred income taxes	33	(9)	(15)
(Gain) loss on translation of foreign currency denominated pension and other postretirement benefit obligations	(55)	10	17
Net planned major maintenance amortization (payments)	15	(17)	6
Changes in working capital:
Accounts receivable	(6)	(31)	80
Inventories	(71)	(77)	44
Other current assets	(9)	—	(12)
Accounts payable and other	39	1	2
Other, net	11	16	(3)
Net cash provided by operating activities	684	648	334
Cash flows from investing activities:
Cash invested in fixed assets	(112)	(112)	(78)
Cash invested in intangible assets	(4)	—	—
Acquisitions of businesses, net of cash acquired (Note 3)	(49)	—	(172)
Disposition of assets	5	1	14
Increase in countervailing and anti-dumping duty cash deposits on softwood lumber (Note 13)	(157)	(154)	(81)
Proceeds from insurance settlement (Note 4)	—	—	15
Other investing activities, net	(1)	3	5
Net cash used in investing activities	(318)	(262)	(297)
Cash flows from financing activities:
Net repayments under revolving credit facilities	—	—	(71)
Issuance of and proceeds from long-term debt (Note 15)	—	300	180
Payment of special dividend (Note 20)	—	(79)	—
Repayments of debt (Note 15)	(2)	(558)	(1)
Purchases of treasury stock (Note 20)	(2)	(48)	(30)
Payments of financing fees	—	(8)	—

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions of U.S. dollars)

	Years Ended December 31,
	2022	2021	2020
Other financing activities, net	—	1	—
Net cash (used in) provided by financing activities	(4)	(392)	78
Effect of exchange rate changes on cash and cash equivalents, and restricted cash	(5)	(1)	2
Net increase (decrease) in cash and cash equivalents, and restricted cash	$357	$(7)	$117
Cash and cash equivalents, and restricted cash:
Beginning of year	$152	$159	$42
End of year	$509	$152	$159
Cash and cash equivalents, and restricted cash at year end:
Cash and cash equivalents	$476	$112	$113
Restricted cash (included in “Other current assets”)	$—	$—	$4
Restricted cash (included in “Other assets”)	$33	$40	$42
Supplemental disclosures of cash flow information:
Cash paid (received) during the year for:
Interest, including capitalized interest	$15	$20	$32
Income taxes	$3	$3	$(1)

See accompanying notes to Consolidated Financial Statements.

RESOLUTE FOREST PRODUCTS INC.

Notes to Consolidated Financial Statements

Note 1. Organization and Basis of Presentation

Nature of operations

Resolute Forest Products Inc. (with its subsidiaries, either individually or collectively, unless otherwise indicated, referred to as “Resolute Forest Products,” “Resolute,” “we,” “our,” “us,” “Parent,” or the “Company”) is incorporated in Delaware. We are a global leader in the forest products industry with a diverse range of products, including market pulp, tissue, wood products and paper, which are marketed in 60 countries. We own or operate some 40 facilities, as well as power generation assets, in the U.S. and Canada.

Financial statements

We have prepared our consolidated financial statements and the accompanying notes (or, the “Consolidated Financial Statements”) in accordance with U.S. generally accepted accounting principles (or, “GAAP”). All amounts are expressed in U.S. dollars, unless otherwise indicated.

These consolidated financial statements were approved by the board of directors as of February 28, 2023.

Consolidation

Our Consolidated Financial Statements include the accounts of Resolute Forest Products Inc. and its subsidiaries. All transactions and balances between these companies have been eliminated. All consolidated subsidiaries are wholly-owned as of December 31, 2022, with the exception of the following:

Consolidated Subsidiary	Resolute Forest Products Ownership	Partner	Partner Ownership
Forest Products Mauricie L.P.	93.2%	Coopérative Forestière du Haut Saint-Maurice	6.8%

On December 12, 2022, our partner in Forest Products Mauricie L.P. sent a notice to the Company exercising its right to have the Company purchase all of its equity interest in Forest Products Mauricie L.P. in accordance with the partnership agreement and unanimous shareholder agreement. [The closing of the transaction is expected to take place in the first quarter of 2023.]

Equity method investments

We account for our investments in companies where we have significant influence or joint control, using the equity method of accounting.

Note 2. Summary of Significant Accounting Policies

Use of estimates

In preparing our Consolidated Financial Statements in accordance with GAAP, management is required to make accounting estimates based on assumptions, judgments, and projections of future results of operations and cash flows. These estimates and assumptions affect the reported amounts of revenues and expenses during the periods presented, the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities as of the date of the financial statements. The most critical estimates relate to the assumptions underlying the benefit obligations of our pension and other postretirement benefit (or, “OPEB”) plans, the recoverability of deferred income tax assets, the recoverability of our long-lived assets, the fair value estimates of the assets acquired and liabilities assumed in a business combination, and goodwill. Estimates, assumptions, and judgments are based on a number of factors, including historical experience, recent events, existing conditions, internal budgets and forecasts, projections obtained from industry research firms, and other data that management believes are reasonable under the circumstances. Actual results could differ materially from those estimates under different assumptions or conditions.

Business combination

We account for business combinations using the acquisition method as of the date control is transferred to us. Under this approach, identifiable assets acquired and liabilities assumed are recorded at their respective fair values at the date of acquisition. Any amount of the purchase price paid that is in excess of the estimated fair values of net identifiable assets acquired is recorded in “Goodwill” in our Consolidated Balance Sheets. In determining the estimated fair values of identifiable

RESOLUTE FOREST PRODUCTS INC.

Notes to Consolidated Financial Statements

assets acquired and liabilities assumed in a business combination, we use various recognized valuation methods such as present value modeling and referenced market values (where available). Valuations are performed by management or independent valuation specialists under management’s supervision, where appropriate. Transaction costs are recognized in “Other Income (Expense), Net” in our Consolidated Statements of Operations when incurred.

Cash and cash equivalents, and restricted cash

Cash and cash equivalents generally consist of direct obligations of the U.S. and Canadian governments and their agencies, demand deposits, money market, and other short-term, highly liquid securities with a maturity of three months or less from the date of purchase. Restricted cash consists primarily of deposits held as collateral for letters of credit.

Accounts receivable

Accounts receivable are recorded at cost, net of an allowance for expected credit losses.

Accounts receivable are subject to impairment review that is based on the aging method. Impairment is calculated based on how long a receivable has been outstanding. The Company estimates expected credit losses by considering historical credit loss experience (based on days past due), current conditions, and forward-looking factors specific to the customers and the economic environment.

We also consider if we are no longer doing business with the customer, and any other factors that may affect collectability from customers with significant outstanding balances. A receivable is written off when there is no reasonable expectation of recovering the contractual cash flows.

Inventories

Inventories are stated at the lower of cost or net realizable value using the average cost method. Cost includes labor, materials and production overhead, which is based on the normal capacity of our production facilities. Unallocated overhead, including production overhead associated with abnormal production levels, is recognized in “Cost of sales, excluding depreciation, amortization and distribution costs ” in our Consolidated Statements of Operations when incurred. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation.

Assets held for sale

Assets held for sale are carried in our Consolidated Balance Sheets at the lower of carrying value or fair value less costs to sell. We cease recording depreciation and amortization when assets are classified as held for sale.

Fixed assets

Fixed assets acquired, including internal-use software, are stated at acquisition cost less accumulated depreciation and impairment. The cost of the fixed assets is reduced by any investment tax credits or government capital grants earned. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets. We capitalize interest on borrowings during the construction period of major capital projects as part of the related asset and amortize the capitalized interest in “Depreciation and amortization” in our Consolidated Statements of Operations over the related asset’s remaining useful life.

Major maintenance costs

Planned major maintenance costs are recorded using the deferral method, whereby the costs of each planned major maintenance activity are capitalized to “Other current assets” or “Other Assets” in our Consolidated Balance Sheets, and amortized to “Cost of sales, excluding depreciation, amortization and distribution costs ” in our Consolidated Statements of Operations on a straight-line basis over the estimated period until the next planned major maintenance activity. All other routine repair and maintenance costs are expensed as incurred.

Amortizable intangible assets

Amortizable intangible assets are stated at acquisition cost less accumulated amortization and impairment. Amortization is provided on a straight-line basis over the estimated useful lives of the assets.

RESOLUTE FOREST PRODUCTS INC.

Notes to Consolidated Financial Statements

Impairment of long-lived assets

The unit of accounting for impairment testing for fixed assets, net, amortizable intangible assets, net, and operating lease right-of-use assets (collectively, “long-lived assets”) is its group, which includes long-lived assets and liabilities directly related to those assets (herein defined as “asset group”). For asset groups that are held and used, that group represents the lowest level for which identifiable cash flows are largely independent of the cash flows of other asset groups. For asset groups that are to be disposed of by sale or otherwise, that group represents assets to be disposed of together as a group in a single transaction and liabilities directly associated with those assets that will be transferred in the transaction.

Long-lived assets are reviewed for impairment when events or changes in circumstances indicate that the carrying value of an asset group may no longer be recoverable. The recoverability of an asset group that is held and used is tested by initially comparing the carrying value of the asset group to the sum of the estimated undiscounted future cash flows expected to be generated by that asset group. In estimating the undiscounted future cash flows, we use projections of cash flows directly associated with, and which are expected to arise as a direct result of, the use and eventual disposition of the asset group. If there are multiple plausible scenarios for the use and eventual disposition of an asset group, we assess the likelihood of each scenario occurring in order to determine a probability-weighted estimate of the undiscounted future cash flows. The principal assumptions include periods of operation, projections of product pricing, production levels and sales volumes, product costs, market supply and demand, foreign exchange rates, inflation, and projected capital spending. Changes in any of these assumptions could have a material effect on the estimated undiscounted future cash flows expected to be generated by the asset group. If it is determined that an asset group is not recoverable, an impairment loss is recognized in the amount that the asset group’s carrying value exceeds its fair value. The fair value of a long-lived asset group is determined in accordance with our accounting policy for fair value measurements, as discussed below. If it is determined that the carrying value of an asset group is recoverable, we review and adjust, as necessary, the estimated useful lives of the assets in the group.

Long-lived assets to be disposed of other than by sale are classified as held and used until the asset group is disposed of or use of the asset group has ceased.

Goodwill

Goodwill is not amortized and is tested for impairment every year at the end of November, or more frequently if events or changes in circumstances indicate a potential impairment loss. The impairment test of goodwill is performed at the reporting unit’s level.

We have the option to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount including goodwill. In performing the qualitative assessment, we identify the relevant drivers of fair value of a reporting unit and the relevant events and circumstances that may have an impact on those drivers of fair value. This process involves significant judgment and assumptions including the assessment of the results of the most recent fair value calculations, the identification of macroeconomic conditions, industry and market considerations, cost factors, overall financial performance, specific events affecting us and the business, and making the assessment on whether each relevant factor will impact the impairment test positively or negatively, and the magnitude of any such impact. If the qualitative assessment indicates that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill, then a quantitative impairment test is performed. We can also elect to bypass the qualitative assessment and proceed directly to the quantitative impairment test.

The quantitative impairment test consists of comparing the fair value of a reporting unit to its carrying amount, including goodwill. Significant judgment is required to estimate the fair value of a reporting unit.

We determine the fair value of a reporting unit by using the income method. Under this method, we estimate the fair value of a reporting unit based on the present value of estimated future cash flows. The assumptions used in the model requires estimating future sales volumes, selling prices and costs, changes in working capital, investments in fixed assets, and the selection of the appropriate discount rate. The assumptions used are consistent with internal projections and operating plans. Unanticipated market and macroeconomic events and circumstances may occur and could affect the exactitude and validity of management assumptions and estimates. Sensitivities of these fair value estimates to changes in assumptions are also performed.

In the event that the net carrying amount of the reporting unit exceeds its fair value, an impairment charge is recognized for the amount by which the reporting unit’s carrying amount exceeds its fair value, not to exceed the carrying amount of goodwill in that reporting unit.

Goodwill is assigned to the wood products segment for the purposes of impairment testing.

RESOLUTE FOREST PRODUCTS INC.

Notes to Consolidated Financial Statements

Leases

We engage in short and long-term leases for building, machinery, chemical equipment, rail cars and office equipment. We determine if a contract contains a lease at inception. Leases are classified as either operating leases or finance leases. Operating leases are included in “Operating lease right-of-use assets,” “Current portion of operating lease liabilities ,” and “Operating lease liabilities, net of current portion,” whereas finance leases are included in “Fixed Assets, Net,” “Current portion of long-term debt,” and “Long-term debt, net of current portion” in our Consolidated Balance Sheets. Leases with a term of 12 months or less are not recorded in our Consolidated Balance Sheets, and are expensed over the term of the lease in our Consolidated Statements of Operations.

Operating and finance lease right-of-use assets and the related liabilities are recognized at the lease commencement date based on the present value of the future lease payments over the lease term. Renewal and termination options are included in our lease terms when it is reasonably certain that they will be exercised. In determining the present value of lease payments, we use the implicit rate when readily determinable, or our estimated incremental borrowing rate, which is based on information available at the lease commencement date. Lease payments are expensed in our Consolidated Statements of Operations on a straight-line basis over the term of the lease.

For buildings, we account for the lease and non-lease components as a single lease component. For all other contracts, we account for the lease and non-lease components separately.

Income taxes

We use the asset and liability approach in accounting for income taxes. Under this approach, deferred income tax assets and liabilities are recognized for the expected future tax consequences attributable to differences between the carrying amounts in our Consolidated Financial Statements of existing assets and liabilities and their respective tax bases. This approach also requires the recording of deferred income tax assets related to net operating loss, tax credit and other carryforwards. Deferred income tax assets and liabilities are measured using enacted tax rates applicable when temporary differences and carryforwards are expected to be recovered or settled.

We account for global intangible low-taxed income (or, “GILTI”) as a period cost, if and when incurred, and apply the tax law ordering approach to assess the impact of GILTI on the realizability of net operating loss carryforwards.

We have not provided for the additional U.S. and foreign income taxes that could become payable upon remittance of undistributed earnings of our foreign subsidiaries, as we have specific plans for the reinvestment of such earnings.

Valuation allowances are recognized to reduce deferred income tax assets to the amount that is more likely than not to be realized. In assessing the likelihood of realization, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, estimates of future taxable income, past operating results, and prudent and feasible tax planning strategies. In our evaluation process, we give the most weight to historical income or losses.

Tax benefits related to uncertain tax positions are recorded when it is more likely than not, based on technical merits, that the position will be sustained upon examination by the relevant taxing authorities. The amount of tax benefit recognized may differ from the amount taken or expected to be taken on a tax return. These differences represent unrecognized tax benefits and are reviewed at each reporting period based on facts, circumstances and available evidence. We recognize accrued interest and penalties related to unrecognized tax benefits as a component of the income tax provision.

Environmental costs

We expense environmental costs related to existing conditions resulting from past or current operations and from which no current or future benefit is discernible. These costs are included in “Cost of sales, excluding depreciation, amortization and distribution costs” in our Consolidated Statements of Operations. Expenditures that extend the life of the related property are capitalized. We determine our liability on a site-by-site basis and record a liability at the time it is probable and can be reasonably estimated. Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are discounted to their present value when the amount and timing of expected cash payments are reliably determinable.

RESOLUTE FOREST PRODUCTS INC.

Notes to Consolidated Financial Statements

Assets retirement obligation

We recognize asset retirement obligations liabilities at fair value, in the period in which the information available is sufficient to reasonably estimate this fair value. On recognition of the liability, the costs are capitalized by increasing the carrying value of the related long-lived asset and depreciated over its remaining useful life. Over time, the liability is accreted to its settlement value, using the credit adjusted risk-free interest rate used to discount the cash flow.

Pension and OPEB plans

For each defined benefit pension and OPEB plan, a liability is recognized for a plan’s under-funded status, net of the fair value of plan assets, and an asset is recognized for a plan’s over-funded status, net of the plan’s obligations. Changes in the funding status that have not been recognized in our net periodic benefit cost are reflected as an adjustment to our “Accumulated Other Comprehensive Loss” in our Consolidated Balance Sheets. We recognize net periodic benefit cost or credit as employees render the services necessary to earn the pension and OPEB. The service cost component of net periodic pension and OPEB cost or credit is recorded in operating expenses (together with other employee compensation costs arising during the period). The other components of the net periodic pension and OPEB cost or credit (or, “non-operating pension and OPEB (costs) credits”) are reported separately outside any subtotal of operating income. Amounts we contribute to our defined contribution plans are expensed as incurred.

Government assistance

We record assistance from federal, provincial, state and local governments when we have reasonable assurance that the conditions of their receipt will be complied with and there is reasonable assurance that the assistance will be received. Assistance related to assets is recognized in our Consolidated Balance Sheets by deducting the assistance from the asset’s carrying amount. Assistance related to operational expenses is reported as a reduction of related expenses in our Consolidated Statements of Operations.

Fair value measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date, and is based on any principal market for the specific asset or liability. We consider the risk of non-performance of the obligor, which in some cases reflects our own credit risk, in determining fair value. We categorize assets and liabilities measured at fair value (other than those measured at net asset value, or “NAV,” per share, or its equivalent) into one of three different levels depending on the observability of the inputs employed in the measurement. This fair value hierarchy is as follows:

Level 1 -	Valuations based on quoted prices in active markets for identical assets and liabilities.

Level 2 -	Valuations based on observable inputs, other than Level 1 prices, such as quoted interest or currency exchange rates.

Level 3 -	Valuations based on significant unobservable inputs that are supported by little or no market activity, such as discounted cash flow methodologies based on internal cash flow forecasts.

The asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used in the determination of fair value of our assets and liabilities, when required, maximize the use of observable inputs and minimize the use of unobservable inputs.

Share-based compensation

We recognize the cost of our share-based compensation over the requisite service period using the straight-line attribution approach. For equity-based awards, the cost is based on the grant date fair value, or when the award has a service inception date preceding the grant date, the cost is based on the fair value at the end of each reporting period until the grant date. For liability-based awards, the cost is based on the fair value at the end of each reporting period. The requisite service period is reduced for those employees who are retirement eligible at the date of the grant or who will become retirement eligible during the vesting period and who will be entitled to continue vesting in their entire award upon retirement.

Our stock incentive awards (as defined in Note 21, “Share-Based Compensation”) may be subject to market, performance and/or service conditions. For equity-based awards, the fair value of stock options is determined using a Black-Scholes option pricing formula, and the fair value of restricted stock units (or, “RSUs”), deferred stock units (or, “DSUs”) and performance

RESOLUTE FOREST PRODUCTS INC.

Notes to Consolidated Financial Statements

stock units (or, “PSUs”) is determined based on the market price of a share of our common stock on the grant date. Liability-based awards, consisting of RSUs, DSUs, and PSUs, are initially measured based on the market price of a share of our common stock on the grant date and remeasured at the end of each reporting period, until settlement. Certain PSUs have a market condition considered in the determination of the fair value of the award, such that the ultimate number of units that vest will be determined in part by total shareholder return relative to a group of peer companies. The fair value of those PSUs is determined using a Monte Carlo simulation model.

We estimate forfeitures of stock incentive awards and performance adjustments for our PSUs based on historical experience and forecasts, and recognize compensation cost only for those awards expected to vest. Estimated forfeitures and performance adjustments are updated to reflect new information or actual experience, as it becomes available.

Revenue recognition

Revenue arises from contracts with customers in which the sale of goods is the main performance obligation. A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when or as the performance obligation is satisfied, which is when (point in time) or as (over time) control of the promised good or service is transferred to the customer.

Revenue is measured at the amount to which we are expected to be entitled in exchange for transferring goods based on consideration specified in the contract with the customer. Taxes assessed by a governmental authority that are both imposed on and concurrent with a specific revenue-producing transaction, that we collect from the customer, are excluded from revenue. When a contract with a customer includes variable consideration such as special pricing agreements and other volume-based incentives, revenue is recognized at the most likely amount based on sales forecasts, for which it is probable that a revenue reversal will not subsequently occur.

Revenue is recorded at a point in time when control over the goods transfers to the customer, which typically occurs upon shipment or delivery depending on the terms of the underlying contracts with customers. Pulp, tissue, paper and wood products are primarily delivered by truck or rail to our customers in the U.S. and Canada. Pulp and paper products are delivered to our international customers primarily by ship. For sales where control transfers to the customer at the shipping point, revenue is recorded when the product leaves the facility, whereas for sales where control transfers at the destination, revenue is recorded when the product is delivered to the customer’s delivery site.

Sales of our other products (green power produced from renewable sources and wood-related products) are recognized when the products are delivered and are included in “Cost of sales, excluding depreciation, amortization and distribution costs ” in our Consolidated Statements of Operations.

Distribution costs

Shipping and handling costs associated with outbound freight after control over a product has transferred to a customer are accounted for as a fulfillment cost and are included in “Distribution costs” in our Consolidated Statements of Operations.

Currency translation

The functional currency of the majority of our operations is the U.S. dollar. Non-monetary assets and liabilities denominated in foreign currencies of these operations and the related income and expense items such as depreciation and amortization are remeasured into U.S. dollars using historical exchange rates. Remaining assets and liabilities are remeasured into U.S. dollars using the exchange rate as of the balance sheet date. Remaining income and expense items are remeasured into U.S. dollars using a daily or monthly average exchange rate for the period. Gains and losses from foreign currency transactions and from remeasurement of the balance sheet items are reported in “Other Income (Expense), Net” in our Consolidated Statements of Operations.

The functional currency of our other operations is their local currency. Assets and liabilities of these operations are translated into U.S. dollars at the exchange rate in effect as of the balance sheet date. Income and expense items are translated using a daily or monthly average exchange rate for the period. The resulting translation gains or losses are recognized as a component of equity in “Accumulated Other Comprehensive Loss” in our Consolidated Balance Sheets.

RESOLUTE FOREST PRODUCTS INC.

Notes to Consolidated Financial Statements

Derivatives financial instruments

From time to time, we enter into derivative financial instruments to manage foreign exchange volatility associated with the cash flow of foreign denominated receivable and commodity price risks. These derivative instruments are not designated as hedging instruments and are recorded as either other assets or other liabilities at fair value in our Consolidated Balance Sheets. Changes in fair value are recognized in “Other Income (Expense), Net” in our Consolidated Statements of Operations.

Net income per share

We calculate basic net income per share attributable to Resolute Forest Products Inc. common shareholders by dividing our net income by the basic weighted-average number of outstanding common shares. We calculate diluted net income per share attributable to Resolute Forest Products Inc. common shareholders by dividing our net income by the basic weighted-average number of outstanding common shares, as adjusted for dilutive potential common shares using the treasury-stock method. To calculate diluted net income per share attributable to Resolute Forest Products Inc. common shareholders, securities that could have potentially dilutive effect on the weighted-average number of outstanding common shares include all or a portion of outstanding stock options, RSUs, DSUs and PSUs.

New accounting pronouncements adopted in 2022

ASU 2021-08 “Accounting for Contract Assets and Contract Liabilities from Contracts with Customers”

Effective January 1, 2022, we adopted ASU 2021-08, “Accounting for Contract Assets and Contract Liabilities from Contracts with Customers,” issued by the Financial Accounting Standards Board (or, “FASB”) in 2021, which revises the accounting for acquired revenue contracts with customers in a business combination. The adoption of this accounting guidance, which was applied prospectively, did not impact our Consolidated Financial Statements and disclosures.

ASU 2021-10 “Government Assistance”

In November 2021, the FASB issued ASU 2021-10, “Government Assistance”, which requires business entities to disclose information about transactions with a government that are accounted for by applying a grant or contribution model by analogy. This update is effective for annual periods beginning after December 15, 2021. We adopted this accounting guidance prospectively as of January 1, 2022, and the required disclosure is included in Note 19, “Government Assistance”.

RESOLUTE FOREST PRODUCTS INC.

Notes to Consolidated Financial Statements

Note 3. Business Combinations

Pending acquisition by Paper Excellence

On July 5, 2022, Resolute and Paper Excellence Group, through its wholly-owned subsidiary Domtar Corporation (or, “Domtar”), entered into a business combination agreement (or, the “Transaction”) under which Domtar will acquire all of the issued and outstanding common shares of Resolute for $20.50 per share, in cash, without interest, and one contractual contingent value right per share (or, the “CVR”).

Under the CVR, stockholders will receive any refunds on approximately $500 million of deposits on softwood lumber duties paid by Resolute through June 30, 2022, including any interest thereon, net of certain expenses and of applicable taxes. Any proceeds attributable to the CVR will be distributed proportionally to the CVR holders, and the value will ultimately be determined by the terms and timing of the resolution of the softwood lumber dispute between Canada and the United States. The terms and timing of such resolution is uncertain.

On October 27, 2022, Resolute and Paper Excellence Group announced their intention to sell Resolute’s Thunder Bay pulp and paper mill to further facilitate the regulatory review process. Any sale of the Thunder Bay pulp and paper mill will be contingent upon closing of the Transaction, and to applicable regulatory approvals. On October 31, 2022, Resolute’s stockholders approved the Transaction. On December 28, 2022, the Canadian Commissioner of Competition entered into a Consent Agreement in connection with the Transaction.

On February 23, 2023, the waiting period applicable to the Transaction under the Hart-Scott-Rodino Act expired and, with other required regulatory clearances as mentioned above having been obtained, all of the conditions to the closing of the Transaction have now been satisfied other than those that by their terms are to be satisfied at the closing. The Company currently expects the closing of the Transaction to occur in early March 2023.

We incurred $20 million of transaction costs which are recorded in “Selling, general and administrative expenses” in our Consolidated Statements of Operations for the year ended December 31, 2022.

2022 Acquisitions

Acquisition of Larouche and St-Prime

On March 4, 2022 (or, the “Acquisition Date”), we acquired control of Resolute-LP Engineered Wood Larouche Inc. and Resolute-LP Engineered Wood St-Prime Limited Partnership (or, “Larouche and St-Prime”), that were previously held as 50% owned joint ventures, by acquiring the remaining 50% equity interests from Louisiana-Pacific Canada Ltd., a wholly-owned subsidiary of Louisiana-Pacific Corporation, for a cash consideration of $51 million (including $1 million of working capital adjustment, and net of cash acquired of $8 million). Larouche and St-Prime, which are engineered wood product facilities located in Quebec, produce I-joists for the construction industry. This acquisition solidifies our presence in the engineered wood product segment.

We accounted for our previously held equity investments in Larouche and St-Prime using the equity method of accounting since we had joint control prior to acquiring a controlling interest on the Acquisition Date.

We accounted for the acquisition of Larouche and St-Prime as a business combination in accordance with the acquisition method of accounting, which requires us to record the identifiable assets acquired and liabilities assumed at fair value. The amount by which the purchase price exceeds the fair value of the net assets acquired is recorded as goodwill.

RESOLUTE FOREST PRODUCTS INC.

Notes to Consolidated Financial Statements

The following table summarizes our final allocation of the purchase price to the fair values of assets acquired and liabilities assumed at the Acquisition Date:

(In millions)
Cash and cash equivalents	$16
Accounts receivable	10
Inventories	16
Current assets acquired	$42
Fixed assets	$28
Goodwill (1)	54
Total assets acquired and goodwill	$124
Accounts payable and other	$3
Current liabilities assumed	3
Pension and other postretirement benefit obligations	1
Deferred income tax liabilities	2
Total liabilities assumed	$6
Net assets acquired	$118
Cash consideration transferred	59
Fair value of the previously held interests in Larouche and St-Prime	59
Total fair value of consideration	$118

(1)

The goodwill represents the future economic benefit arising from other assets acquired that could not be individually identified and separately recognized and is mostly attributable to securing downstream integration and the Larouche and St-Prime assembled workforce. Goodwill has been assigned to the wood products segment, and is included in such segment for goodwill impairment testing purposes. The total amount of goodwill is not deductible for tax purposes.

The allocation of the purchase price was based on management’s estimate of the fair values of the acquired identifiable assets and assumed liabilities using valuation techniques including income, cost and market approaches. We utilized both the cost and market approaches to value fixed assets (Level 3).

At the Acquisition Date, our previously-held equity investments of $17 million were remeasured at a fair value of $59 million, which resulted in a gain of $42 million. The gain was recorded in “Other income (expense), net” in our Consolidated Statements of Operations for the year ended December 31, 2022.

We applied an income approach, specifically the discounted cash flow (or, the “DCF”) method, to measure the fair value of our equity interest in Larouche and St-Prime, as of immediately prior to the business acquisition. Determining fair value requires the exercise of significant judgments, including the amount and timing of expected future cash flows, discount rate and tax rate. The cash flows employed in the DCF analysis are based on our best estimate of future sales, earnings and cash flows after considering factors such as general market conditions, existing firm orders, long-term business plans and recent operating performance. The discount rate utilized in the DCF analysis is based on the respective company’s weighted average cost of capital, which takes into account the relative weights of each component of capital structure (equity and debt) and represents the expected cost of new capital, adjusted as appropriate to consider the risk inherent in future cash flows of the Company.

We ceased applying the equity method for our investments in Larouche and St-Prime and the net assets acquired and results of operations are consolidated from the Acquisition Date and are included in the wood products segment.

From the Acquisition Date to December 31, 2022, our consolidated financial results included sales of $155 million and net income of $46 million attributable to Larouche and St-Prime.

The following unaudited pro forma information for the years ended December 31, 2022 and 2021, represents our results of operations as if the acquisition of Larouche and St-Prime had occurred on January 1, 2021. This pro forma information does not purport to be indicative of the results that would have occurred for the periods presented or that may be expected in the future.

RESOLUTE FOREST PRODUCTS INC.

Notes to Consolidated Financial Statements

(Unaudited, in millions)	2022	2021
Sales	$3,813	$3,769
Net income attributable to Resolute Forest Products Inc. (1)	$510	$359

(1)

For the pro forma information, the gain on previously-held equity investments of $42 million was considered realized in the year ended December 31, 2021, and deducted from the year ended December 31, 2022.

Acquisition of a power generation facility

On April 1, 2022, we acquired a 34 megawatt power generation facility in Senneterre (Quebec) for $8 million, including a contingent consideration. With this acquisition, we will maximize the use of biomass from our regional operations.

2020 Acquisition

On February 1, 2020 (or, the “Acquisition Date”), we acquired from Conifex Timber Inc. all of the equity securities and membership interests in certain of its subsidiaries, the business of which consists mainly in the operation of three sawmills and related assets in Cross City (Florida) and in Glenwood and El Dorado (Arkansas) (or, the “U.S. Sawmill Business”). The U.S. Sawmill Business acquired produces construction-grade dimensional lumber and decking products from locally sourced southern yellow pine for distribution within the U.S. This acquisition diversified our lumber production, and increased our operating capacity in the U.S. South.

The fair value of the consideration, paid in cash, for the U.S. Sawmill Business acquired was $173 million. The acquisition was structured as an asset purchase for tax purposes, but treated as a business combination for accounting purposes.

The following unaudited pro forma information for the year ended December 31, 2020, represents our results of operations as if the acquisition of the U.S. Sawmill Business had occurred on January 1, 2019, excluding the results of operations of the El Dorado sawmill that had been idled since October 2019 and restarted in the fourth quarter of 2020. This pro forma information does not purport to be indicative of the results that would have occurred for the periods presented or that may be expected in the future.

(Unaudited, in millions)	2020
Sales	$2,808
Net income attributable to Resolute Forest Products Inc.	$13

In connection with the acquisition of the U.S. Sawmill Business, we recognized transaction costs of $3 million in “Other income (expense), net” in our Consolidated Statement of Operations for the year ended December 31, 2020.

Goodwill

The change in the carrying amount of goodwill for the year ended December 31, 2022, is attributable to the acquisition of Larouche and St-Prime. We elected the optional qualitative assessment for our 2022 annual impairment test of our total goodwill. We concluded that it is not more likely than not that the fair value of the reporting unit is less than its carrying amount. As a result, no impairment was recognized.

RESOLUTE FOREST PRODUCTS INC.

Notes to Consolidated Financial Statements

Note 4. Other Income (Expense), Net

Other income (expense), net for the years ended December 31, 2022, 2021 and 2020, was comprised of the following:

(In millions)	2022	2021	2020
Foreign exchange gain (loss)	$34	$(2)	$(4)
Gain (loss) on commodity contracts and other derivatives (1)	1	(85)	(22)
Income from equity method investments	7	19	8
Gain on previously-held equity investments (Note 3)	42	—	—
Insurance recovery (2)	—	—	15
Miscellaneous income (expense)	2	(2)	(1)
	$86	$(70)	$(4)

(1)	The loss for the years ended December 31, 2021 and 2020, was principally related to lumber futures contracts; none of these contracts were outstanding as of December 31, 2022 and 2021.

(2)	We recorded $15 million as other income for the year ended December 31, 2020, from the settlement of an insurance claim in connection with our acquisition of Atlas Paper Holdings, Inc. in 2015.

Note 5. Closure Costs, Impairment and Other Related Charges

During the year ended December 31, 2022, we recognized $8 million of closure costs, impairment and other related charges consisting of: decommissioning costs at our Calhoun mill of $8 million, other costs for the Baie-Comeau paper mill of $4 million and net reversals of severance and other costs of $4 million.

Closure costs, impairment and other related charges for the year ended December 31, 2021, were comprised of the following:

(In millions)	Impairment of Assets	Severance and Other Costs	Total
Pulp and Paper mill at Calhoun (Tennessee)	$124	$18	$142
Other	—	2	2
	$124	$20	$144

On December 16, 2021, the Company announced the indefinite idling of pulp and paper operations at our Calhoun mill given the continuing accumulation of significant financial losses, even with strong market conditions for both the pulp and uncoated freesheet paper it manufactured. The pulp and paper operations ceased at the beginning of 2022 and tissue remains in operation. Following the announcement, new long-lived asset groups were identified at that site, which were tested for impairment as the indefinite idling of pulp and paper operations was considered an impairment indicator for these assets.

As a result, we recognized an impairment charge of $124 million in relation to the pulp and paper long-lived asset group as these assets, consisting of fixed assets, will not generate future cash flows. The impairment charge was calculated as being the difference between the net carrying value of the fixed assets and their fair value. The fair value of the fixed assets was estimated using the market approach, by reference to estimated selling prices for similar assets, less costs to sell. This fair value measurement is considered a Level 3 measurement due to the significance of their unobservable inputs. In 2021, we also recognized provisions for severance and other costs of $13 million, of which $5 million was paid in 2022, as well as write-offs of other assets of $5 million. We have revised our expected 2022 additional cash closure costs, disclosed in our December 31, 2021 Consolidated Financial Statements, from $32 million to $10 million, due to lower than expected decommissioning costs of which $8 million were incurred and paid in 2022.

An impairment test was also performed for the other asset groups at Calhoun. As the undiscounted cash flows exceeded the carrying value of the respective asset groups by a substantial margin, no impairment was recognized. The remaining useful life of the assets were reassessed and remained unchanged as the indefinite idling of the pulp and paper operations has no impact on the economic life of our other assets.

RESOLUTE FOREST PRODUCTS INC.

Notes to Consolidated Financial Statements

Closure costs, impairment and other related charges for the year ended December 31, 2020, were comprised of the following:

(In millions)	Accelerated Depreciation	Severance and Other Costs	Total
Paper mill at Amos (Quebec)	$12	$5	$17
Paper mill at Baie-Comeau (Quebec)	26	12	38
Other	—	(2)	(2)
	$38	$15	$53

Due to the overall decrease in demand for newsprint, accelerated by the economic context surrounding the COVID-19 pandemic, the Amos and Baie-Comeau paper mills had been temporarily idled since April 2020. As a result, we had reassessed the remaining useful lives of the fixed assets and recognized an accelerated depreciation charge of $38 million. We also recognized additional provisions for severance and other costs of $17 million, of which $8 million was paid in 2021 and nil in 2022. In March 2021, the Company announced their indefinite idling.

Note 6. Net Loss (Gain) on Disposition of Assets

During 2020, we recorded a net gain on disposition of assets of $11 million, which included: the sale of the Augusta paper mill for total cash consideration of $10 million, resulting in a net gain of $9 million; and the sale of the Thorold (Ontario) paper mill for total cash consideration of $4 million, resulting in a net gain of $2 million.

Note 7. Accumulated Other Comprehensive Loss

The change in our accumulated other comprehensive loss by component (net of tax) for the years ended December 31, 2022, 2021 and 2020, was as follows:

(In millions)	Unamortized Prior Service Credits (Costs)	Unamortized Actuarial Losses	Foreign Currency Translation	Total

Balance as of December 31, 2019	$16	$(1,189)	$(6)	$(1,179)

Other comprehensive loss before reclassifications	—	(185)	—	(185)

Amounts reclassified from accumulated other comprehensive loss (1)	(17)	67	—	50

Net current period other comprehensive loss	(17)	(118)	—	(135)

Balance as of December 31, 2020	(1)	(1,307)	(6)	(1,314)

Other comprehensive income before reclassifications	—	201	—	201

Amounts reclassified from accumulated other comprehensive loss (1)	(4)	55	—	51

Net current period other comprehensive (loss) income	(4)	256	—	252

Balance as of December 31, 2021	(5)	(1,051)	(6)	(1,062)

Other comprehensive income (loss) before reclassifications	—	209	(2)	207

Amounts reclassified from accumulated other comprehensive loss (1)	—	52	—	52

Net current period other comprehensive income (loss)	—	261	(2)	259

Balance as of December 31, 2022	$(5)	$(790)	$(8)	$(803)
(1)	See the table below for details about these reclassifications.

RESOLUTE FOREST PRODUCTS INC.

Notes to Consolidated Financial Statements

The reclassifications out of accumulated other comprehensive loss for the years ended December 31, 2022, 2021 and 2020, were comprised of the following:

(In millions)	2022	2021	2020	Affected Line in the Consolidated Statements of Operations
Unamortized Prior Service Costs or Credits
Amortization of prior service costs or credits	$—	$(3)	$(4)	Non-operating pension and other postretirement benefit (costs) credits (1)
Curtailment gain	—	(1)	(13)	Non-operating pension and other postretirement benefit (costs) credits (1)
Income tax effect of the above	—	—	—	Income tax provision
Net of tax	—	(4)	(17)
Unamortized Actuarial Losses
Amortization of actuarial losses	64	72	57	Non-operating pension and other postretirement benefit (costs) credits (1)
Settlement loss	—	—	28	Non-operating pension and other postretirement benefit (costs) credits (1)
Other items	3	—	3	Non-operating pension and other postretirement benefit (costs) credits (1)
Income tax effect of the above	(15)	(17)	(21)	Income tax provision
Net of tax	52	55	67
Total Reclassifications	$52	$51	$50
(1)	These items are included in the computation of net periodic benefit cost (credit) related to our pension and OPEB plans summarized in Note 16, “Pension and Other Postretirement Benefit Plans.”

Note 8. Net Income Per Share

The reconciliation of the basic and diluted net income per share for the years ended December 31, 2022, 2021 and 2020, was as follows:

(In millions, except per share amounts)	2022	2021	2020
Numerator:
Net income attributable to Resolute Forest Products Inc.	$542	$307	$10
Denominator:
Weighted-average number of Resolute Forest Products Inc. common shares outstanding	77.5	79.5	86.1
Dilutive impact of nonvested stock unit awards and stock options	0.9	0.8	0.3
Diluted weighted-average number of Resolute Forest Products Inc. common shares outstanding	78.4	80.3	86.4
Net income per share attributable to Resolute Forest Products Inc. common shareholders:
Basic	$6.99	$3.87	$0.12
Diluted	$6.91	$3.83	$0.12

The weighted-average number of outstanding stock options and nonvested equity-classified RSUs, DSUs and PSUs (collectively, “stock unit awards”) that were excluded from the calculation of diluted net income per share, as their impact would have been antidilutive, for the years ended December 31, 2022, 2021 and 2020, was as follows:

(In millions)	2022	2021	2020
Stock options	—	0.4	0.9
Stock unit awards	—	—	0.6

RESOLUTE FOREST PRODUCTS INC.

Notes to Consolidated Financial Statements

Note 9. Inventories, Net

Inventories, net as of December 31, 2022 and 2021, were comprised of the following:

(In millions)	2022	2021

Raw materials	$161	$159

Work in process	80	57

Finished goods	161	148

Mill stores and other supplies	159	146

	$561	$510

In 2022, we recorded charges of $17 million for write-offs of finished goods and raw materials principally, due to the fire in a third-party owned warehouse that we lease adjacent to our Menominee (Michigan) recycled pulp mill. See Note 18, “Commitments and Contingencies” for more information about the fire. We also recognized a write-down of inventory of $23 million related to the decline in pricing in the wood products segment mainly for our finished goods and raw materials inventories.

In 2021, we recorded charges of $29 million for write-downs of mill stores and other supplies principally, due to the announcement on December 16, 2021 of the indefinite idling of pulp and paper operations at the Calhoun mill.

In 2020, we recorded charges of $25 million for write-downs of mill stores and other supplies due to the temporary idling of the Amos and Baie-Comeau paper mills. The mills were indefinitely idled in March 2021.

These charges were included in “Cost of sales, excluding depreciation, amortization and distribution costs” in our Consolidated Statements of Operations.

Note 10. Fixed Assets, Net

Fixed assets, net as of December 31, 2022 and 2021, were comprised of the following:

(Dollars in millions)	Estimated Useful Lives (Years)	2022	2021

Land and land improvements	5 – 20	$54	$51

Buildings	10 – 40	358	334

Machinery and equipment (1)	2 – 25	2,202	2,127

Hydroelectric power plants	10 – 40	305	301

Timberlands, and timberlands improvements and roads	10 – 20	153	142

Construction in progress		93	67

		3,165	3,022

Less: Accumulated depreciation		(1,873)	(1,752)

		$1,292	$1,270
(1)	Internal-use software included in fixed assets, net as of December 31, 2022 and 2021, was as follows:

(In millions)	2022	2021

Machinery and equipment	$129	$128

Less: Accumulated depreciation	(114)	(104)

	$15	$24

Depreciation expense related to internal-use software is estimated to be $6 million in 2023, $3 million in 2024 and 2025, $2 million in 2026 and $1 million in 2027.

We recorded an impairment charge of $124 million for the year ended December 31, 2021, as a result of the announcement on December 16, 2021 of the indefinite idling of pulp and paper operations at the Calhoun mill. See Note 5, “Closure Costs, Impairment and Other Related Charges” for more information.

Depreciation expense related to fixed assets was $129 million, $158 million and $163 million for the years ended December 31, 2022, 2021 and 2020, respectively.

RESOLUTE FOREST PRODUCTS INC.

Notes to Consolidated Financial Statements

Note 11. Amortizable Intangible Assets, Net

Amortizable intangible assets, net as of December 31, 2022 and 2021, were comprised of the following:

		2022			2021
(Dollars in millions)	Estimated Useful Lives (Years)	Gross Carrying Value	Accumulated Amortization	Net	Gross Carrying Value	Accumulated Amortization	Net

Water rights (1)	10 – 40	$17	$5	$12	$19	$10	$9

Energy contracts	15 – 25	54	26	28	52	23	29

Customer relationships	10	21	6	15	21	4	17

Other		2	—	2	2	—	2

		$94	$37	$57	$94	$37	$57

(1)

In order to operate our hydroelectric generation and transmission network, we draw water from various rivers in Quebec. For some of our facilities, the use of such government-owned waters is governed by water power agreements with the province of Quebec, which set out the terms, conditions, and fees (as applicable). In some cases, the agreements are contingent on the continued operation of the related paper mills and a minimum level of capital spending in the region. For our other facilities, the right to generate hydroelectricity stems from our ownership of the riverbed on which these facilities are located.

Amortization expense related to amortizable intangible assets was $6 million, $6 million and $6 million for the years ended December 31, 2022, 2021 and 2020, respectively. Amortization expense related to amortizable intangible assets is estimated to be $5 million per year for the next five years.

Note 12. Operating Leases

We have operating leases for buildings, machinery, chemical equipment, rail cars, and office equipment with remaining terms of less than one year to 20 years. These leases may include renewal options for up to 15 years.

The components of lease expense for the years ended December 31, 2022, 2021 and 2020 were as follows:

(In millions)	2022	2021	2020

Operating lease cost	$13	$13	$13

Variable lease cost (1)	$23	$20	$20

(1)	Variable lease cost is determined by the consumption of the underlying asset.

Supplemental information related to operating leases was as follows:

	December 31, 2022	December 31, 2021

Weighted-average remaining operating lease term (in years)	10.8	11.8

Weighted-average operating lease discount rate	3.7%	3.8%

	Years ended December 31,

(In millions)	2022	2021	2020

Operating cash flow payments for operating lease liabilities	$10	$11	$12

Operating lease right-of-use assets obtained in exchange for operating lease liabilities	$8	$3	$8

RESOLUTE FOREST PRODUCTS INC.

Notes to Consolidated Financial Statements

The maturities of operating lease liabilities as of December 31, 2022, were as follows:

(In millions)	Operating Leases
2023	$ 10
2024	8
2025	8
2026	7
2027	6
2028 and thereafter	30
Total lease payments	69
Less: imputed interest	12
Total operating lease liabilities	$ 57

Note 13. Other Assets

Other assets as of December 31, 2022 and 2021, were comprised of the following:

(In millions)	2022	2021
Countervailing duty cash deposits on softwood lumber (1)	$437	$339
Anti-dumping duty cash deposits on softwood lumber (1)	117	58
Equity method investments	11	22
Restricted cash	33	40
Other	27	25

	$625	$484
(1)	See Note 18, “Commitments and Contingencies” for more information.

Note 14. Accounts Payable and Other

Accounts payable and accrued liabilities as of December 31, 2022 and 2021, were comprised of the following:

(In millions)	2022	2021
Trade accounts payable	$314	$262
Accrued compensation	100	89
Accrued interest	6	6
Pension and other postretirement benefit obligations	13	14
Accrued provision related to Fibrek Inc. litigation (Note 18)	21	21
Income and other taxes payable	7	4
Other	28	25

	$489	$421

RESOLUTE FOREST PRODUCTS INC.

Notes to Consolidated Financial Statements

Note 15. Long-Term Debt

Overview

Long-term debt, including current portion, as of December 31, 2022 and 2021, was comprised of the following:

(In millions)	2022	2021
4.875% senior unsecured notes due 2026:
Principal amount	$300	$300
Deferred financing costs	(4)	(5)
Total 4.875% senior unsecured notes due 2026	296	295
Finance lease obligations	4	6
Other debt	1	1
Total debt	301	302
Less: Current portion of finance lease obligations and other debt	(1)	(2)
Long-term debt, net of current portion	$300	$300

Debt instruments

Senior Unsecured Notes

2026 Notes

On February 2, 2021, we issued $300 million aggregate principal amount of 4.875% senior unsecured notes due 2026 (or, the “2026 Notes”) at an issue price of 100%, pursuant to an indenture as of that date (or, the “Indenture”). Upon their issuance, the 2026 Notes were recorded at their fair value of $300 million. Interest on the 2026 Notes is payable semi-annually on March 1 and September 1 of each year, beginning on September 1, 2021, until their maturity date of March 1, 2026. In connection with the issuance of the 2026 Notes, we incurred financing costs of $6 million, which were deferred and recorded as a reduction of the principal. Deferred financing costs are amortized to “Interest expense” in our Consolidated Statements of Operations using the interest method over the term of the notes.

The 2026 Notes are guaranteed by current and future wholly-owned U.S. subsidiaries that guarantee the ABL Credit Facility and the Senior Secured Credit Facility (each, as defined and discussed below). The notes are unsecured and effectively junior to indebtedness under each of the ABL Credit Facility, the Senior Secured Credit Facility, the Loan Facility and future secured indebtedness to the extent of the value of the collateral that secures such indebtedness. In addition, the notes are structurally subordinated to all existing and future indebtedness (including the Loan Facility) and other liabilities of our subsidiaries that do not guarantee the notes, including all our non-U.S. subsidiaries.

The terms of the Indenture impose certain restrictions, subject to a number of exceptions and qualifications, including limits on our ability to: incur additional indebtedness or issue certain preferred shares; make dividend payments on or make other distributions in respect of our capital stock or make other restricted payments; make certain investments; sell certain assets; create liens on assets; consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; and enter into certain transactions with our affiliates.

In the event of specified change of control triggering events, we shall be required to offer to repurchase the 2026 Notes at 101% of the principal amount, plus accrued and unpaid interest.

On or after March 1, 2023, we may redeem the notes at our option, in whole at any time or in part from time to time, at redemption prices equal to a percentage of the principal amount plus accrued and unpaid interest, as follows:

Year (beginning March 1)	Redemption Price
2023	102.438%
2024	101.219%
2025 and thereafter	100.000%

The fair value of the 2026 Notes (Level 1) was $296 million as of December 31, 2022.

RESOLUTE FOREST PRODUCTS INC.

Notes to Consolidated Financial Statements

On February 14, 2023, the Company delivered a conditional notice of full redemption (the “Redemption Notice”) to holders of the Company’s outstanding 2026 Notes. The Redemption Notice was issued pursuant to the terms of the Indenture and provides for the full redemption by the Company of $300 million principal amount of the 2026 Notes on March 1, 2023, at a redemption price equal to 102.438% of the principal amount of the 2026 Notes redeemed, plus the accrued and unpaid interest on the 2026 Notes so redeemed. The redemption of the 2026 Notes is subject to the closing of the Transaction and satisfaction or waiver of certain other conditions.

2023 Notes

We issued $600 million in aggregate principal amount of 5.875% senior unsecured notes due 2023 (or, the “2023 Notes”) on May 8, 2013. Upon their issuance, the notes were recorded at their fair value of $594 million, which reflected a discount of $6 million that was being amortized to “Interest expense” in our Consolidated Statements of Operations using the interest method over the term of the notes, resulting in an effective interest rate of 6%. In connection with the issuance of the notes, we incurred financing costs of $9 million, which were deferred and recorded as a reduction of the 2023 notes. Deferred financing costs were amortized to “Interest expense” in our Consolidated Statements of Operations using the interest method over the term of the 2023 notes.

On January 3, 2019, we repurchased $225 million in aggregate principal amount of the 2023 Notes, pursuant to a notes purchase agreement entered into on December 21, 2018, with certain noteholders, at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest.

On February 2, 2021, we placed the net proceeds from the issuance of the 2026 Notes together with additional cash, into trust for the benefit of the holders of the 2023 Notes to redeem all of the outstanding $375 million aggregate principal amount of our 2023 Notes (or, the “Redemption”) at a price of 100% of the aggregate principal amount thereof, plus accrued and unpaid interest to, but not including, the redemption date. The Redemption occurred on February 18, 2021. As a result of the repurchase, we recorded a net loss on extinguishment of debt of $3 million in “Other income (expense), net” in our Consolidated Statement of Operations for the year ended December 31, 2021.

Senior Secured Credit Facility

On October 28, 2019, we entered into an amended and restated senior secured credit facility for up to $360 million, replacing our existing $185 million senior secured credit facility. The senior secured credit facility provided a term loan facility of up to $180 million with a delayed draw period of up to three years, and the choice of maturities of six to ten years, and a six-year revolving credit facility of up to $180 million with a maturity date of October 28, 2025. In March 2020, we borrowed $180 million in term loans under the term loan facility for ten years, maturing in March 2030.

On April 19, 2021 (or, the “Effective Date”), we entered into a first amendment to the amended and restated senior secured credit facility (or, the “Senior Secured Credit Facility”). The amount available under the Senior Secured Credit Facility remains unchanged for up to $360 million and is comprised of a term loan facility of up to $180 million with a delayed draw period of up to three years and the choice of maturities of six to ten years from the date of drawing (or, the “Term Loan Facility”); and a six-year revolving credit facility of up to $180 million (or, the “Revolving Credit Facility”). On the Effective Date, we repaid our $180 million term loans under the amended and restated Senior Secured Credit Facility with a combination of proceeds of borrowings under the Revolving Credit Facility and cash on hand. The amendment then reinstated the full amount of the Term Loan Facility. There is also an uncommitted option to increase the Senior Secured Credit Facility by up to an additional $360 million, subject to certain terms and conditions.

The obligations under the Senior Secured Credit Facility are guaranteed by certain material U.S. subsidiaries of the Company and are secured by a first priority mortgage on the real property of the Company’s facility in Calhoun and a first priority security interest on the fixtures and equipment located therein. On March 2, 2022, the Company entered into agreements to provide the following additional security under the Senior Secured Credit Facility: (i) a first priority mortgage on the real property of the Company’s sawmill facilities in Glenwood and El Dorado (Arkansas) and a first priority security interest on the fixtures and equipment located therein, and (ii) a first priority security interest on the fixtures and equipment at the Company’s sawmill facility in Cross City (Florida).

Interest rates under the Senior Secured Credit Facility are based, at the Company’s election, on either a floating rate based on the London Interbank Offered Rate (or, the “LIBOR”), or a base rate, in each case plus a spread over the index. In addition, loans under the Term Loan Facility can, at the Company’s election, bear interest at a fixed rate based on the administrative agent’s cost of funds plus a spread. The Senior Secured Credit Facility also contains hardwired benchmark replacement

RESOLUTE FOREST PRODUCTS INC.

Notes to Consolidated Financial Statements

provisions for future transition of LIBOR. The applicable spread over the index fluctuates quarterly based upon a) the Company’s capitalization ratio and b) in the case of loans under the Term Loan Facility, the maturity date of such loan. For loans under the Term Loan Facility, the applicable spread ranges from 0.5% to 1.4% for base rate loans, from 1.5% to 2.4% for LIBOR loans, and from 1.7% to 2.1% for fixed rate loans. For loans under the Revolving Credit Facility, the applicable spread ranges from 0.5% to 1.0% for base rate loans, and from 1.5% to 2.0% for LIBOR loans. The Senior Secured Credit Facility was issued by a syndicate of lenders within the farm credit system and is eligible for patronage refunds. Patronage refunds are distributions of profits from lenders in the farm credit system, which are cooperatives that are required to distribute profits to their members. Patronage distributions, which are made in either cash or stock, are received in the year after they were earned. Future refunds are dependent on future farm credit lender profits, made at the discretion of each farm credit lender.

In addition to paying interest on outstanding principal under the Senior Secured Credit Facility, we are required to pay a fee in respect of unutilized commitments based on the average daily utilization for the prior fiscal quarter ranging from 0.275% to 0.325% per annum under the Revolving Credit Facility and ranging from 0.25% to 0.35% for the Term Loan Facility during the delay draw period.

The outstanding principal balance of each term loan made under the Term Loan Facility will be subject to annual amortization payments of 5% of the initial principal amount of such term loan commencing on the fifth anniversary of each term loan’s draw date with the balance due at maturity. Principal amounts outstanding under the Revolving Credit Facility will be due and payable on April 19, 2027. Loans under the Revolving Credit Facility and the Term Loan Facility may be prepaid from time to time at our discretion without premium or penalty but subject to breakage costs, if any, in the case of LIBOR rate loans and fixed rate loans. Amounts repaid on the Term Loan Facility may not be subsequently re-borrowed. Principal amounts under the Revolving Credit Facility may be drawn, repaid, and redrawn until maturity. The Company is required to make a prepayment of 100% of the net cash proceeds in excess of $25 million in aggregate in any fiscal year from the sale or loss of any collateral, subject to certain exceptions and certain reinvestment rights.

Pursuant to the Senior Secured Credit Facility, we are also required to maintain (i) a capitalization ratio not greater than 45% at all times; (ii) a collateral coverage ratio of not less than 1.8:1.0; and (iii) a springing consolidated fixed charge coverage ratio of 1.0:1.0, which is triggered only when adjusted availability under the ABL Credit Facility falls below the greater of $45 million or 10% of the maximum available borrowing amount under the ABL Credit Facility for two consecutive business days. The consolidated fixed charge coverage ratio is the ratio of (a) consolidated EBITDA less certain capital expenditures and less cash taxes paid, to (b) consolidated fixed charges, as determined under the Senior Secured Credit Facility.

In addition, the Senior Secured Credit Facility contains certain covenants applicable to the Company and its subsidiaries, including, among others: (i) requirements to deliver financial statements, other reports and notices; (ii) restrictions on the existence or incurrence and repayment of indebtedness; (iii) restrictions on the existence or incurrence of liens; (iv) restrictions on the Company and certain of its subsidiaries making certain restricted payments; (v) restrictions on making certain investments; (vi) restrictions on certain mergers, consolidations, and asset dispositions; (vii) restrictions on transactions with affiliates; and (viii) restrictions on modifications to material indebtedness. The Senior Secured Credit Facility includes customary representations, warranties and events of default subject to customary grace periods and notice requirements.

As of December 31, 2022 and 2021, we had $180 million of availability under the Term Loan Facility and $180 million of availability under the Revolving Credit Facility, which were undrawn.

ABL Credit Facility

On May 14, 2019, we entered into an amendment to the five-year credit agreement dated May 22, 2015, for a senior secured asset-based revolving credit facility (or, “ABL Credit Facility”). The amended credit agreement provided for an extension of the maturity date to May 14, 2024, with an aggregate lender commitment of up to $500 million at any time outstanding, subject to borrowing base availability based on specified advance rates, eligibility criteria and customary reserves.

Effective January 21, 2021, we reduced the commitment under the Canadian tranche of our senior secured asset-based revolving credit facility by $50 million, to $250 million, resulting in an aggregate commitment of $450 million, subject to borrowing base limitations.

On December 15, 2021, we entered into a fourth amendment to the credit agreement dated May 22, 2015, which reset the facility and extended the maturity date to December 15, 2026. The agreement also contains hardwired benchmark replacement provisions for future transition of LIBOR. After the effective date, the ABL Credit Facility agreement may be amended based on agreed upon Environmental, Social and Governance (or, “ESG”) key performance indicators (or, “KPIs”) as described in the

RESOLUTE FOREST PRODUCTS INC.

Notes to Consolidated Financial Statements

credit agreement. The ESG amendment, which requires the consent of each Lender, may provide for an increase or decrease of up to 0.05% on the applicable margin under the facility, or no adjustment, as well as an increase or decrease of up to 0.01%, or no adjustment, to the applicable unutilized commitment fee, subject to the Company’s performance on such KPIs.

The aggregate lender commitment under the facility includes a $60 million swingline sub-facility and a $200 million letter of credit sub-facility, and we may convert up to $50 million of the commitments under the facility to a first-in last-out facility (or, “FILO Facility”), subject to the consent of each converting lender. The ABL Credit Facility also provides for an uncommitted ability to increase the revolving credit facility by up to $500 million, subject to certain terms and conditions set forth in the agreement.

Availability under the facility is subject to a borrowing base, which at any time is equal to the sum of (i) 85% of eligible accounts receivable (or 90% with respect to certain insured or letter of credit backed accounts or with accounts owed by investment grade obligors), plus (ii) the lesser of (A) 70% of the lesser of the cost or market value of eligible inventory or (B) 85% of the net orderly liquidation value of eligible inventory, plus (iii) 100% of the value of eligible cash and 95% of the value of permitted investments held in deposit accounts controlled solely by the administrative and collateral agent (or, the “agent”). The credit agreement includes reserves that reduce the borrowing base, including a reserve commencing December 31, 2025, for the outstanding principal amount due under the 2026 Notes. The borrowing base is subject to other customary reserves and eligibility criteria, in the exercise of the agent’s reasonable discretion.

The obligations under the credit agreement are guaranteed by certain material subsidiaries of the Company and are secured by first priority liens on and security interests in accounts receivable, inventory and related assets.

Loans under the credit agreement bear interest at a rate equal to, at the Borrower’s option, U.S. base rate, Canadian base rate, LIBOR or Canadian Dollar Offered Rate (or, “CDOR”), in each case plus an applicable margin. The applicable margin is between 0.00% and 0.50% with respect to the base rate loans and between 1.00% and 1.50% with respect to LIBOR loans and CDOR loans, in each case, adjusted quarterly based on the average availability under the credit facility and whether the Company is in compliance with a leverage ratio of 1.75:1.00.

In addition to paying interest on outstanding principal under the ABL Credit Facility, we are required to pay a fee in respect of unutilized commitments under the ABL Credit Facility equal to 0.25% per annum, as well as a fee in respect of outstanding letters of credit (equal to the applicable margin in respect of LIBOR and CDOR loans plus a fronting fee of 0.125% and certain administrative fees).

Loans under the ABL Credit Facility may be repaid from time to time at our discretion without premium or penalty, with the exception of breakage costs for LIBOR and CDOR loans, if any. However, no loans under the FILO Facility can be repaid unless all other loans under the credit agreement are repaid first. We are required to repay outstanding loans that exceed the maximum availability then in effect.

The credit agreement contains customary covenants for asset-based credit agreements of this type, including, among other things: (i) requirements to deliver financial statements, other reports and notices; (ii) restrictions on the existence or incurrence and repayment of indebtedness by the Company and its subsidiaries; (iii) restrictions on the existence or incurrence of liens by the Company and its subsidiaries; (iv) restrictions on the Company and certain of its subsidiaries making certain restricted payments; (v) restrictions on the Company and certain of its subsidiaries making certain investments; (vi) restrictions on certain mergers, consolidations and asset dispositions; (vii) restrictions on transactions with affiliates; (viii) restrictions on amendments or modifications to the Canadian pension and benefit plans; (ix) restrictions on modifications to material indebtedness; and (x) a springing requirement for the Company to maintain a minimum consolidated fixed charge coverage ratio, as determined under the credit agreement, of 1.0:1.0, anytime adjusted availability under the facility falls below the greater of $40 million or 10% of the maximum available borrowing amount for two consecutive business days. Subject to customary grace periods and notice requirements, the credit agreement also contains certain customary events of default.

As of December 31, 2022, we had $291 million of availability under the ABL Credit Facility, net of $82 million of ordinary course letters of credit outstanding, of which $62 million are to guarantee surety bonds of $101 million related to the U.S. softwood lumber cash deposits. As of December 31, 2021, we had $307 million of availability under the ABL Credit Facility, which was undrawn except for $73 million of ordinary course letters of credit outstanding, of which $53 million were to guarantee surety bonds of $83 million related to the U.S. softwood lumber cash deposits.

RESOLUTE FOREST PRODUCTS INC.

Notes to Consolidated Financial Statements

Loan Facility

On November 4, 2020, our Canadian subsidiary, Resolute FP Canada Inc., entered into a secured delayed draw term loan facility (or, the “Loan Facility”) with Investissement Québec as lender for up to C$220 million, subject to borrowing base availability based on 75% of the countervailing and anti-dumping duty deposits (or, the “Duties”) imposed by the U.S. Department of Commerce and collected by Customs and Border Protection Agency (or, “U.S. Customs”) on U.S. imports of applicable softwood lumber products produced at sawmills of the Borrower and its affiliates located in the province of Quebec, Canada from April 28, 2017 to December 31, 2022.

The outstanding principal will be repaid in consecutive monthly installments over a period of eight years, after an interest only period of two years from the date of the first draw. Outstanding amounts may be prepaid, partially or fully, at any time at our discretion, without premium or penalty, but subject to payment of accrued and unpaid interest. We are required to make a prepayment equal to any amounts reimbursed by U.S. Customs on account of the U.S. imports of certain softwood lumber products produced at our sawmills located in the province of Quebec, Canada (or, the “Quebec Prepayments”).

The obligations under the Loan Facility are secured by a first priority security interest and a control agreement on certain of our bank accounts identified to receive any Quebec Prepayments. In addition, we have agreed to transfer to the designated bank accounts any amounts constituting Quebec Prepayments, and may not grant any other security interest on such bank accounts. The Loan Facility is required to be used exclusively to finance certain of our activities and obligations in the province of Quebec, Canada, and may not be used to pay or reimburse any Duties.

The borrowings under the Loan Facility bear interest at a floating rate equal to 1.45% above the one-month Canadian banker’s acceptance rate. Interest will be payable on a monthly basis.

The Loan Facility provides for a maximum of ten draws and the fulfillment of certain conditions upon each draw. We are required to pay a fee of 0.5% of the amounts drawn at the time of each draw.

The Loan Facility contains certain covenants, including, among others, a requirement that we do not move a substantial part of its assets outside the province of Quebec. The Lender reserves the right to terminate the Loan Facility in the event that we have not made any draw before June 30, 2023, subject to certain conditions. The Lender reserves the right to accelerate any outstanding amounts within 60 days of receiving notification of certain change of control events affecting us, if the Lender deems the transaction not to be in its best interest, acting reasonably.

As of December 31, 2022, we had C$220 million (approximately $162 million) of availability under the Loan Facility, which was undrawn. As of December 31, 2021, we had C$220 million (approximately $174 million) of availability under the Loan Facility, which was undrawn.

Finance lease obligations

We have finance lease obligations for machinery with maturity dates up to September 2025, and a warehouse with a maturity date of December 1, 2027, which can be renewed for 20 years at our option. Minimum monthly payments are determined by an escalatory price clause.

Debt maturities

The aggregate maturities of long-term debt as of December 31, 2022, were as follows:

(In millions)	Long-term debt
2023	$1
2024	1
2025	1
2026	301
2027	1
$305

Assets pledged as collateral

The carrying value of assets pledged as collateral for our total debt obligations was $1,184 million as of December 31, 2022.

RESOLUTE FOREST PRODUCTS INC.

Notes to Consolidated Financial Statements

Note 16. Pension and Other Postretirement Benefit Plans

We have a number of defined contribution plans covering a portion of our U.S. and Canadian employees. Under the U.S. qualified defined contribution plan, employees are allowed to make contributions that we match, and most employees also receive an automatic company contribution, regardless of the employee’s contribution. The amount of the automatic company contribution, in most instances, is a percentage of the employee’s pay, determined based on age and years of service. The Canadian registered defined contribution plans provide for mandatory contributions by employees and by us, as well as opportunities for employees to make additional optional contributions and receive, in most cases, matching contributions on those optional amounts. Our expense for the defined contribution plans totaled $17 million in 2022, $18 million in 2021 and $17 million in 2020.

We also have multiple contributory and non-contributory defined benefit pension plans covering a portion of our U.S. and Canadian employees. Benefits are based on years of service and, depending on the plan, average compensation earned by employees either during their last years of employment or over their careers. Our plan assets and cash contributions to the plans have been sufficient to provide pension benefits to participants and meet the funding requirements of the Employee Retirement Income Security Act of 1974 in the U.S. as well as applicable legislation in Canada. We also sponsor a number of OPEB plans (e.g., health care and life insurance plans) for retirees at certain locations.

Certain of the above plans are covered under collective bargaining agreements.

In December 2020, the pension plan of the Thorold paper mill, which was indefinitely idled in 2017 and sold in 2020, was wound-up following the approval of the pension benefits distribution and assets liquidation. This resulted in the conversion of the buy-in annuity contract to a buy-out contract, and the recognition of a settlement loss of $28 million in “Non-operating pension and other postretirement benefit credits” in our Consolidated Statements of Operations for the year ended December 31, 2020.

The following tables include both our foreign (Canada) and domestic plans. The assumptions used to measure the obligations of each of our foreign and domestic plans are not significantly different from each other, with the exception of the health care trend rates, which are presented below.

The changes in our pension and OPEB benefit obligations and plan assets for the years ended December 31, 2022 and 2021, and the funded status and reconciliation of amounts recognized in our Consolidated Balance Sheets as of December 31, 2022 and 2021, were as follows:

RESOLUTE FOREST PRODUCTS INC.

Notes to Consolidated Financial Statements

	Pension Plans		OPEB Plans

(In millions)	2022	2021	2022	2021

Change in benefit obligations:

Benefit obligations as of beginning of year	$4,897	$5,246	$122	$136

Service cost	15	16	—	1

Interest cost	140	133	3	3

Actuarial gain	(809)	(168)	(15)	(7)

Participant contributions	6	6	2	2

Special termination benefits	2	—	—	—

Curtailments	1	(7)	2	(1)

Settlements	(15)	(15)	—	—

Acquisition	3	—	—	—

Benefits paid	(330)	(345)	(14)	(13)

Effect of foreign currency exchange rate changes	(261)	31	(5)	1

Benefit obligations as of end of year	3,649	4,897	95	122

Change in plan assets:

Fair value of plan assets as of beginning of year	3,856	3,806	—	—

Actual return on plan assets	(366)	296	—	—

Employer contributions	63	86	12	11

Participant contributions	6	6	2	2

Settlements	(15)	(15)	—	—

Acquisition	2	—	—	—

Benefits paid	(330)	(345)	(14)	(13)

Effect of foreign currency exchange rate changes	(211)	22	—	—

Fair value of plan assets as of end of year	3,005	3,856	—	—

Funded status as of end of year	$(644)	$(1,041)	$(95)	$(122)

Amounts recognized in our Consolidated Balance Sheets consisted of:

Other assets	$6	$2	$—	$—

Accounts payable and other (Note 14)	(3)	(3)	(10)	(11)

Pension and OPEB obligations	(647)	(1,040)	(85)	(111)

Net obligations recognized	$(644)	$(1,041)	$(95)	$(122)

The total benefit obligations and the total fair value of plan assets for pension plans with benefit obligations in excess of plan assets were $3,331 million and $2,682 million, respectively, as of December 31, 2022, and were $4,612 million and $3,570 million, respectively, as of December 31, 2021. The total accumulated benefit obligations and the total fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets were $3,312 million and $2,680 million, respectively, as of December 31, 2022, and were $4,588 million and $3,570 million, respectively, as of December 31, 2021. The total accumulated benefit obligations for all pension plans were $3,632 million and $4,873 million as of December 31, 2022 and 2021, respectively.

The actuarial gains and losses impacting the benefit obligations for our pension and OPEB plans in 2022 and 2021 were primarily due to changes in the economic environment, which resulted in an increase to the discount rates selected for the plans as of December 31, 2022, compared to December 31, 2021, and December 31, 2021, compared to December 31, 2020, respectively.

RESOLUTE FOREST PRODUCTS INC.

Notes to Consolidated Financial Statements

Components of net periodic benefit cost (credit)

The components of net periodic benefit cost (credit) relating to our pension and OPEB plans for the years ended December 31, 2022, 2021 and 2020, were as follows:

	Pension Plans			OPEB Plans
(In millions)	2022	2021	2020	2022	2021	2020
Interest cost	$140	$133	$151	$3	$3	$4
Expected return on plan assets	(193)	(215)	(226)	—	—	—
Amortization of prior service costs (credits)	—	1	—	—	(4)	(4)
Amortization of actuarial losses (gains)	69	78	63	(5)	(6)	(6)
Non-operating costs (credits)	16	(3)	(12)	(2)	(7)	(6)
Service cost	15	16	14	—	1	1
Net periodic benefit costs (credits) before special events	31	13	2	(2)	(6)	(5)
Curtailments, settlements and other losses (gains) (1)	3	(1)	32	—	—	(14)
	$34	$12	$34	$(2)	$(6)	$(19)
(1)	Includes a settlement loss of $28 million for the year ended December 31, 2020, resulting from the wind-up of the Thorold pension plan.

The prior service costs and credits and the actuarial gains and losses are amortized to “Non-operating pension and other postretirement benefit (costs) credits” in our Consolidated Statements of Operations, over the expected average remaining service lifetime or the average future lifetime, as applicable, of the respective plans.

Assumptions used to determine benefit obligations and net periodic benefit costs (credits)

The weighted-average assumptions used to determine the benefit obligations at the measurement dates (each December 31) and the net periodic benefit costs (credits) for the years ended December 31, 2022, 2021 and 2020, were as follows:

	Pension Plans			OPEB Plans
	2022	2021	2020	2022	2021	2020
Benefit obligations:
Discount rate	5.0%	2.8%	2.5%	5.1%	2.9%	2.5%
Rate of compensation increase	2.1%	2.1%	2.1%
Net periodic benefit cost (credit):
Discount rate	2.9%	2.5%	3.0%	3.0%	2.5%	3.1%
Expected return on assets	5.4%	5.7%	6.0%
Rate of compensation increase	2.1%	2.1%	2.1%

The discount rate for our domestic and foreign plans was determined with a model that develops a hypothetical high-quality bond portfolio, where the bonds are theoretically purchased to settle the expected benefit payments of the plans. The discount rate reflects the single rate that produces the same discounted values as the value of the theoretical bond portfolio. In determining the expected return on assets, we considered the historical returns and the future expectations for returns for each asset class, as well as the target asset allocation of the pension portfolio. In determining the rate of compensation increase, we reviewed historical salary increases and promotions, while considering current industry conditions, the terms of collective bargaining agreements with our employees, and the outlook for our industry. In determining the life expectancy rate of our domestic and foreign plans, we used the most recent actuarially-determined mortality tables and improvement scales. For the foreign plans, the mortality tables were adjusted with the result of our historical mortality experience study. The rates used are consistent with our future expectations of life expectancy for the employees who participate in our pension and OPEB plans.

RESOLUTE FOREST PRODUCTS INC.

Notes to Consolidated Financial Statements

The assumed health care cost trend rates used to determine the benefit obligations for our domestic and foreign OPEB plans as of December 31, 2022 and 2021, were as follows:

	2022		2021
	Domestic Plan	Foreign Plans	Domestic Plan	Foreign Plans
Health care cost trend rate assumed for next year	6.5%	5.5%	7.0%	4.8%
Rate to which the cost trend rate is assumed to decline (ultimate trend rate)	4.9%	4.5%	4.5%	4.5%
Year that the rate reaches the ultimate trend rate	2034	2034	2033	2033

For the health care cost trend rates, we considered historical trends for these costs, actual experience of the plans, as well as future expectations.

Fair value of plan assets

The fair value of plan assets held by our pension plans as of December 31, 2022, was as follows:

(In millions)	Total	Level 1	Level 2	Level 3
Equity securities:
U.S. companies	$510	$510	$—	$—
Non-U.S. companies	636	636	—	—
Debt securities:
Corporate and government securities	607	19	587	1
Asset-backed securities	69	—	69	—
Cash and cash equivalents	128	128	—	—
Certain insurance contracts (1)	222	—	—	222
Other plan assets, net	(1)	—	(1)	—
Total before investments measured at NAV	$2,171	$1,293	$655	$223
Investments measured at NAV	834
	$3,005
(1)	During 2022, the Level 3 plan assets decreased by $92 million due to plan assets returns, impact of the foreign currency and benefits paid.

The fair value of plan assets held by our pension plans as of December 31, 2021, was as follows:

(In millions)	Total	Level 1	Level 2	Level 3
Equity securities:
U.S. companies	$646	$646	$—	$—
Non-U.S. companies	872	872	—	—
Debt securities:
Corporate and government securities	1,197	29	1,168	—
Asset-backed securities	87	—	87	—
Cash and cash equivalents	117	117	—
Certain insurance contracts (1)	314	—	—	314
Other plan assets, net	(4)	—	(4)	—
Total before investments measured at NAV	$3,229	$1,664	$1,251	$314
Investments measured at NAV	627
	$3,856
(1)	The Level 3 plan assets were purchased during the year ended December 31, 2021. There were no Level 3 plan asset balances during the year ended December 31, 2020.

RESOLUTE FOREST PRODUCTS INC.

Notes to Consolidated Financial Statements

Equity securities include large-cap, mid-cap and small-cap publicly-traded companies mainly located in the U.S., Canada and other developed and emerging countries, as well as commingled equity funds invested in the same types of securities. The fair value of the equity securities is determined based on quoted market prices (Level 1).

Debt securities include corporate bonds and term loans of U.S. and Canadian companies from diversified industries, bonds and Treasuries issued by the U.S. government and the Canadian federal and provincial governments, asset-backed securities and commingled fixed income funds invested in these same types of securities. The fair value of the debt securities is determined based on quoted market prices (Level 1), market-corroborated inputs such as matrix prices, yield curves and indices (Level 2) and other unobservable inputs such as models and assumptions (Level 3).

Certain insurance contracts include group contracts that have been purchased to cover a portion of the plan members. The fair value of annuity buy-in contracts changes based on fluctuations in the obligation associated with the covered plan members (Level 3).

Other plan assets, net, include accrued interest and dividends, and amounts receivable or payable for unsettled security transactions. The fair value of accrued interest and dividends is determined based on market-corroborated inputs such as declared dividends and stated interest rates (Level 2). The fair value of receivables and payables for unsettled security transactions is determined based on market-corroborated inputs such as the trade date fair value of the security (Level 2).

Investments measured at NAV are excluded from the fair value hierarchy tables. These investments are commingled funds, composed of either debt securities, equity securities or real estate investments, where the corresponding NAV per share is equal to the total net assets divided by the total number of shares.

Long-term strategy and objective

Our investment strategy and objective is to maximize the long-term rate of return on our plan assets within an acceptable level of risk in order to meet our current and future obligations to pay benefits to qualifying employees and their beneficiaries while minimizing and stabilizing pension benefit costs and contributions. Diversification of assets is achieved through strategic allocations to various asset classes, and by retaining multiple, experienced third-party investment management firms with complementary investment styles and philosophies to implement these allocations. Risk is further managed by reviewing our investment policies at least annually and monitoring our fund managers at least quarterly for compliance with mandates and performance measures. A series of permitted and prohibited investments are listed in our respective investment policies, which are provided to our fund managers. The use of derivative financial instruments for speculative purposes and investments in the equity or debt securities of Resolute and its affiliates is prohibited.

We have established a target asset allocation policy and ranges for each participating defined benefit pension plan based upon analysis of risk and return tradeoffs and correlations of asset mixes given long-term historical returns, prospective capital market returns, forecasted benefit payments and the forecasted timing of those payments. The targeted asset allocation policy of the plan assets is designed to hedge the change in the pension liabilities resulting from fluctuations in the discount rate by investing in debt and other securities, while also generating excess returns required to reduce the unfunded pension deficit by investing in equity securities with higher potential returns. Real assets (infrastructure and real estate) are also used to diversify the assets and improve the risk-return profile of the plans. The targeted asset allocation policy of each participating defined benefit pension plan is 45% equity securities, 10% real assets, and 45% debt and other fixed income securities, including up to 5% in short-term instruments required for near-term liquidity needs. Equities have an allowable range of 25% to 55%, real assets have an allowable range of 0% to 15%, while debt securities have an allowable range of 35% to 65%. Approximately 60% of the equity securities are targeted to be invested in the U.S. and Canada, with the balance in other developed and emerging countries. Substantially all of the debt securities are targeted to be invested in the U.S. and Canada. The asset allocation for each participating defined benefit pension plan is reviewed periodically and, when necessary, rebalanced to bring the asset allocation within the prescribed ranges.

Expected benefit payments and future contributions

As of December 31, 2022, benefit payments expected to be paid over the next 10 years are as follows:

RESOLUTE FOREST PRODUCTS INC.

Notes to Consolidated Financial Statements

(In millions)	Pension Plans (1)	OPEB Plans
2023	$326	$11
2024	$304	$10
2025	$297	$9
2026	$290	$9
2027	$282	$8
2028 - 2032	$1,296	$36
(1)	Benefit payments are expected to be paid from the plans’ net assets.

We expect our 2023 pension contribution payments (excluding contribution payments to our defined contribution plans) to be approximately $56 million.

U.S. pension funding

The funding of our U.S. pension plan is governed by the Employee Retirement Income Security Act of 1974, as amended, and the Internal Revenue Code, and is also subject to the Moving Ahead for Progress in the 21st Century Act, the American Rescue Plan Act of 2021 and the Infrastructure Investment and Jobs Act of 2021. Under these regulations, the liabilities are discounted using 25-year average corporate bond rates within a specified corridor. During 2021, regulations were modified to implement a minimum 5% floor on the 25-year average corporate bond rates and to maintain the corridor at 5% through 2030 and then to gradually increase the corridor by 5% each year until it reaches 30% for 2035 and beyond. Under current regulations, funding shortfall is amortized over 15 years for purposes of determining minimum contribution requirements.

Canadian pension funding

Quebec plans

The funding of our Quebec pension plans is subject to Quebec’s Supplemental Pension Plans Act (or, the “SPPA”), which is the pension plan funding regime generally applicable to pension plans in that province. Our contributions to our Quebec plans are determined on a going concern basis under the Quebec’s SPPA.

Ontario plans

The funding of our Ontario pension plans is subject to the Ontario Pension Benefits Act (or, the “PBA”), which is the pension plan funding regime generally applicable to pension plans in that province. The PBA provides for funding pension fund deficits on a going concern basis, or on a solvency basis if the solvency funded status of a pension plan is below 85%.

Note 17. Income Taxes

(Loss) income before income taxes by taxing jurisdiction for the years ended December 31, 2022, 2021 and 2020, was as follows:

(In millions)	2022	2021	2020
U.S.	$(38)	$(229)	$(126)
Foreign	671	733	187
	$633	$504	$61

RESOLUTE FOREST PRODUCTS INC.

Notes to Consolidated Financial Statements

The income tax provision for the years ended December 31, 2022, 2021 and 2020, was comprised of the following:

(In millions)	2022	2021	2020

U.S. Federal and State:

Current	$—	$(3)	$—

Deferred	105	—	—

	105	(3)	—

Foreign:

Current	(3)	—	—

Deferred	(193)	(192)	(51)

	(196)	(192)	(51)

Total:

Current	(3)	(3)	—

Deferred	(88)	(192)	(51)

	$(91)	$ (195)	$ (51)

Effective income tax rate reconciliation

The income tax provision attributable to income before income taxes differs from the amounts computed by applying the U.S. federal statutory income tax rate of 21% for the years ended December 31, 2022, 2021 and 2020, as a result of the following:

(In millions)	2022	2021	2020

Income before income taxes	$633	$504	$61

Income tax provision:

Expected income tax provision	(133)	(106)	(13)

Changes resulting from:

Valuation allowance (1)	220	54	(11)

Foreign exchange	(31)	(3)	(6)

U.S. tax on non-U.S. earnings	(102)	(115)	(23)

State income taxes, net of federal income tax benefit	(2)	10	6

Foreign tax rate differences	(35)	(38)	(10)

Other, net	(8)	3	6

	$(91)	$(195)	$(51)
(1)

During 2022, we released a valuation allowance of $220 million, virtually all relating to the valuation allowance on our U.S. deferred income tax assets that existed at January 1, 2022. Of the released amount, $105 million was to offset future projected tax implications of the GILTI inclusion, which impacted the overall effective tax rate. The GILTI inclusion is based on the U.S. system of taxation for non-U.S. earnings, whereby foreign earnings less a qualified deduction for foreign assets are included in U.S. taxable income. The remaining amount released was mainly to offset tax implications relating to the GILTI inclusion in excess of current year U.S. operating losses.

During 2021, we used $54 million of deferred income tax assets that were fully reserved to offset the tax implications relating to the GILTI inclusion, in excess of current year U.S. operating losses.

During 2020, we recorded an increase to our valuation allowance of $11 million related to our U.S. operations.

Deferred income taxes

At each reporting period, we assess whether it is more likely than not that the deferred income tax assets will be realized, based on the review of all available positive and negative evidence, including future reversals of existing taxable temporary differences, estimates of future taxable income, past operating results, and prudent and feasible tax planning strategies. In our evaluation process, we give the most weight to historical income or losses. The carrying value of our deferred income tax assets reflects our expected ability to generate sufficient future taxable income in certain tax jurisdictions to utilize these deferred income tax assets.

RESOLUTE FOREST PRODUCTS INC.

Notes to Consolidated Financial Statements

During 2022, after evaluating all available positive and negative evidence, although realization is not assured, we determined that it is more likely than not that $105 million of U.S. deferred income tax assets will be realized in the future prior to expiration. The key factor contributing to the conclusion that the positive evidence ultimately outweighed negative evidence is the recurring GILTI inclusion. These significant GILTI inclusions have created or are expected to create U.S. taxable income, which has been, or is expected to be entirely offset by existing U.S. tax attributes included in deferred income tax assets that were fully reserved.

For Canadian operations, the positive evidence, which included a review of historical and forecasted earnings, resulted in the conclusion that no significant valuation allowances were required for our deferred income tax assets, as they were determined to be more likely than not to be realized. We continue to maintain a valuation allowance on net capital loss carryforwards of $31 million.

Deferred income tax assets as of December 31, 2022 and 2021, were comprised of the following:

(In millions)	2022	2021

Fixed assets	$(42)	$(33)

Operating lease right-of-use assets	(14)	(14)

Investment in partnership	(29)	(26)

Other	(9)	(8)

Deferred income tax liabilities	(94)	(81)

Fixed assets	42	178

Pension and OPEB plans	191	300

Net operating loss carryforwards and deduction limitation	470	572

Net capital loss carryforwards	36	41

Undeducted research and development expenditures	113	145

Tax credit carryforwards	65	99

Operating lease liabilities	14	14

Goodwill	26	27

Other	68	69

Deferred income tax assets	1,025	1,445

Valuation allowance	(466)	(711)

Net deferred income tax assets	$465	$653

Amounts recognized in our Consolidated Balance Sheets consisted of:

Deferred income tax assets	$465	$653

RESOLUTE FOREST PRODUCTS INC.

Notes to Consolidated Financial Statements

The balance of tax attributes and their dates of expiration as of December 31, 2022, were as follows:

(In millions)	Related Deferred Income Tax Asset		Year of Expiration

Net operating loss and deduction limitation carryforwards:

U.S. federal: $1,154	$243	(1)	2029 – 2037

U.S. federal and deduction limitation: $519	109	(1)	Indefinite

U.S. state: $2,016	100	(1)	2023 – 2042

U.S. state and deduction limitation: $280	10	(1)	Indefinite

Quebec: $65	6		2028 – 2042

Other	2		2042

	$470

Net capital loss carryforwards:

U.S. federal and state: $23	$5	(1)	2025

Canadian federal and provincial (excluding Quebec): $110	21		Indefinite

Quebec: $114	10		Indefinite

	$36

Undeducted research and development expenditures:

Canadian federal and provincial (excluding Quebec): $331	$57		Indefinite

Quebec: $620	56		Indefinite

	$113

Tax credit carryforwards:

Canadian research and development, and other	$45		2024 – 2042

U.S. state and other	20	(1)	2023 – 2037

	$65
(1)	As of December 31, 2022, we had a valuation allowance against the portion of our U.S. operations’ deferred income tax assets, which were not more likely than not to be realized.

Our U.S. federal net operating loss carryforwards are subject to annual limitations under § 382 of the U.S. Internal Revenue Code of 1986, as amended, (or, “IRC § 382”), resulting from a previous ownership change. We do not expect that IRC § 382 would limit the utilization of our available U.S. federal net operating loss carryforwards prior to their expiration.

We consider our foreign earnings to be permanently invested. Accordingly, we do not provide for the additional U.S. and foreign income taxes that could become payable upon remittance of undistributed earnings of our foreign subsidiaries. It is not practicable to estimate the income tax liability that might be incurred if such earnings were remitted to the U.S.

Unrecognized tax benefits

The following table summarizes the activity related to our gross unrecognized tax benefits for the years ended December 31, 2022 and 2021:

(In millions)	2022	2021

Beginning of year	$26	$28

Increase (decrease) resulting from:

Positions taken in the current period	2	—

Settlements with taxing authorities	—	(2)

Positions taken in prior periods	1	—

End of year	$29	$26

RESOLUTE FOREST PRODUCTS INC.

Notes to Consolidated Financial Statements

If the total amount of unrecognized tax benefits were recognized as of December 31, 2022, $3 million would affect the effective tax rate.

In the normal course of business, we are subject to audits from federal, state, provincial and other tax authorities. U.S. federal tax returns for 2018 and subsequent years, as well as Canadian tax returns for 2016 and subsequent years, remain subject to examination by tax authorities.

We do not expect a significant change to the amount of unrecognized tax benefits over the next 12 months. However, any adjustments arising from certain ongoing examinations by tax authorities could alter the timing or amount of taxable income or deductions, or the allocation of income among tax jurisdictions, and these adjustments could differ from the amount accrued. We believe that taxes accrued in our Consolidated Balance Sheets fairly represent the amount of income taxes to be settled or realized in the future.

Note 18. Commitments and Contingencies

Commitments

In the normal course of business, we have entered into or renegotiated various supply agreements, water rights agreements, purchase commitments and harvesting rights agreements (for land that we manage for which we make payments to various Canadian provinces based on the amount of timber harvested).

As of December 31, 2022, these commitments were as follows:

(In millions)	Commitments (1)

2023	$ 27

2024	14

2025	10

2026	11

2027	1

2028 and thereafter	8

$ 71
(1)	Includes energy purchase obligations of $17 million through 2027 for certain of our tissue, pulp and paper mills.

Legal matters

We become involved in various legal proceedings, claims and governmental inquiries, investigations, and other disputes in the normal course of business, including matters related to contracts, commercial and trade disputes, taxes, environmental issues, activist damages, employment and workers’ compensation claims, grievances, human rights complaints, pension and benefit plans and obligations, health and safety, product safety and liability, asbestos exposure, financial reporting and disclosure obligations, corporate governance, Indigenous peoples’ claims, antitrust, governmental regulations, and other matters. Although the final outcome is subject to many variables and cannot be predicted with any degree of certainty, we regularly assess the status of the matters and establish provisions (including legal costs expected to be incurred) when we believe an adverse outcome is probable, and the amount can be reasonably estimated. Any recovery from litigation or settlement of claims that is a gain contingency is recognized if, and when, realized or realizable. Except as described below and for claims that cannot be assessed due to their preliminary nature, we believe that the ultimate disposition of these matters outstanding or pending as of December 31, 2022, will not have a material adverse effect on our Consolidated Financial Statements.

Asbestos-related lawsuits

We are involved in a number of asbestos-related lawsuits filed primarily in U.S. state courts, including certain cases involving multiple defendants. These lawsuits principally allege direct or indirect personal injury or death resulting from exposure to asbestos-containing premises. While we dispute the plaintiffs’ allegations and intend to vigorously defend these claims, the ultimate resolution of these matters cannot be determined at this time. These lawsuits frequently involve claims for unspecified compensatory and punitive damages, and we are unable to reasonably estimate a range of possible losses, which may not be covered in whole or in part by our insurance coverage. However, unfavorable rulings, judgments or settlement terms could

RESOLUTE FOREST PRODUCTS INC.

Notes to Consolidated Financial Statements

materially impact our Consolidated Financial Statements. Hearings for certain of these matters are scheduled to occur in the next twelve months.

Countervailing duty and anti-dumping investigations on softwood lumber

On November 25, 2016, countervailing duty and anti-dumping petitions were filed with the U.S. Department of Commerce (or, “Commerce”) and the U.S. International Trade Commission (or, “ITC”) by certain U.S. softwood lumber products producers and forest landowners, requesting that the U.S. government impose countervailing and anti-dumping duties on Canadian-origin softwood lumber products exported to the U.S. One of our subsidiaries was identified in the petitions as being a Canadian exporting producer of softwood lumber products to the U.S. and was selected as a mandatory respondent to be investigated by Commerce in both the countervailing duty and anti-dumping investigations.

Countervailing Duties – On April 24, 2017, Commerce announced its preliminary determination in the countervailing duty investigation; as a result, from April 28, 2017 to August 25, 2017, we were required to pay cash deposits to the U.S. Customs and Border Protection agency (or, “U.S. Customs”) at a rate of 12.82% for countervailing duties on the vast majority of our U.S. imports of Canadian-produced softwood lumber. On November 2, 2017, Commerce issued its final determination in the countervailing investigation; as a result, from December 28, 2017 to November 30, 2020, we were required to pay cash deposits to U.S. Customs at a new rate of 14.70%. On November 23, 2020, Commerce issued its final determination in the first administrative review of the countervailing investigation; as a result, from December 1, 2020 to December 1, 2021, we were required to pay cash deposits to U.S. Customs at a rate of 19.10%. On November 24, 2021, Commerce issued its final determination in the second administrative review of the countervailing investigation; as a result, from December 2, 2021, to August 8, 2022, we were required to pay cash deposits to U.S. Customs at a rate of 18.07%. Commerce issued its final determination dated August 3, 2022, in the third administrative review of the countervailing investigation; as a result, since August 9, 2022, we have been required to pay cash deposits to U.S. Customs at a new rate of 10.10%. Commerce is expected to issue its final determination in the fourth administrative review of the countervailing investigation in the third or fourth quarter of 2023, following which a new rate will take effect for the Company; this new rate was estimated at 6.05% in a non-binding, preliminary determination released on January 24, 2022, but is subject to modification in the upcoming final determination. Through December 31, 2022, our cash deposits totaled $437 million.

Anti-dumping Duties – On June 26, 2017, Commerce announced its preliminary determination in the anti-dumping investigation; as a result, from June 30, 2017 to November 7, 2017, we were required to pay cash deposits to U.S. Customs at a rate of 4.59% for anti-dumping duties on the vast majority of our U.S. imports of Canadian-produced softwood lumber. On November 2, 2017, Commerce issued its final determination in the anti-dumping investigation; as a result, from November 8, 2017 to November 29, 2020, we were required to pay cash deposits to U.S. Customs at a new rate of 3.20%. On November 23, 2020, Commerce issued its final determination in the first administrative review of the anti-dumping investigation; as a result, from November 30, 2020 to December 1, 2021, we were required to pay cash deposits to U.S. Customs at a rate of 1.15%. On November 24, 2021, Commerce issued its final determination in the second administrative review of the anti-dumping investigation; as a result, from December 2, 2021, to August 8, 2022, we were required to pay cash deposits to U.S. Customs at a rate of 11.59%. Commerce issued its final determination dated August 3, 2022, in the third administrative review of the anti-dumping investigation; as a result, since August 9, 2022, we have been required to pay cash deposits to U.S. Customs at a new rate of 4.76%. Commerce is expected to issue its final determination in the fourth administrative review of the anti-dumping investigation in the third or fourth quarter of 2023, following which a new rate will take effect for the Company; this new rate was estimated at 2.19% in a non-binding, preliminary determination released on January 24, 2022, but is subject to modification in the upcoming final determination. Through December 31, 2022, our cash deposits totaled $117 million.

Ongoing Administrative Reviews – Following Commerce’s completion of the Canadian softwood lumber investigation and the first, second, and third administrative reviews, the fourth administrative review remains pending. On March 9, 2022, Commerce published a notice initiating the fourth administrative review of the countervailing duty and anti-dumping orders on softwood lumber products from Canada. According to a decision published by Commerce on April 27 and 29, 2022, we were not selected as a mandatory respondent for the fourth administrative reviews of the countervailing duty order and anti-dumping order, respectively.

Ongoing Appellate Reviews – On December 14, 2017 and January 4, 2018, we filed complaints supporting appellate reviews of the final results of Commerce’s countervailing and anti-dumping investigations on softwood lumber from Canada, respectively, before a binational panel formed pursuant to the North American Free Trade Agreement or United States-Mexico-Canada Agreement, as the case may be (or, “Panel”). Briefing for these appeals has been completed. The full formation of the anti-dumping Panel was announced on October 17, 2022, and that of the countervailing Panel was announced on November 1, 2022.

RESOLUTE FOREST PRODUCTS INC.

Notes to Consolidated Financial Statements

At this time, the hearings for the anti-dumping and countervailing appellate reviews are expected to take place in the second and the third quarter of 2023, respectively. Further, on January 6, 2021 and January 19, 2021, we filed our complaints supporting appellate Panel reviews of the final results in the countervailing and anti-dumping first administrative reviews. We filed similar complaints with respect to the second administrative reviews on January 12, 2022, and with respect to the third administrative reviews on September 16, 2022.

Ongoing Sunset Reviews – In parallel, on December 1, 2022, Commerce and the ITC published notices that automatically initiated five-year “sunset” reviews to determine whether revocation, for the future, of the anti-dumping and countervailing duty orders on softwood lumber products from Canada would likely lead to continuation or recurrence of dumping or subsidies (Commerce) and of material injury (ITC).

WTO Appeal – In addition, on August 24, 2020, the World Trade Organization’s (or, “WTO”) dispute panel issued a report (or, the “Panel Report”) in the case brought by the government of Canada in “United States — Countervailing Measures on Softwood Lumber from Canada” (DS533), concluding, among other things, that Commerce acted inconsistently with the Agreement on Subsidies and Countervailing Measures on most of the matters. On September 28, 2020, the United States notified the WTO’s dispute settlement body of its decision to appeal the Panel Report.

Financial assurance - We are required by U.S. Customs to provide surety bonds to secure the payment of our cash deposits. As of December 31, 2022, we had unpaid deposits of $4 million related to products exported to the U.S. up to the end of the quarter since our last payment, and we had $101 million of surety bonds outstanding in favor of U.S. Customs, of which $62 million were secured by letters of credit. See Note 15, “Long-Term Debt – ABL Credit Facility” for more information.

We are not presently able to determine the ultimate resolution of these matters, but we believe it is not probable that we will ultimately be assessed with significant duties, if any, on our U.S. imports of Canadian-produced softwood lumber products. Accordingly, no contingent loss was recorded in respect of these petitions in our Consolidated Statements of Operations, and our cash deposits were recorded in “Other assets” in our Consolidated Balance Sheets.

Fibrek acquisition

Effective July 31, 2012, we completed the final step of the transaction pursuant to which we acquired the remaining 25.40% of the outstanding Fibrek shares, following the approval of Fibrek’s shareholders on July 23, 2012, and the issuance of a final order by the Quebec Superior Court in Canada (or, “Quebec Superior Court”) approving the arrangement on July 27, 2012. Certain former shareholders of Fibrek exercised rights of dissent in respect of the transaction, asking for a judicial determination of the fair value of their claim under the Canada Business Corporations Act. On September 26, 2019, the Quebec Superior Court rendered a decision fixing the fair value of the shares of the dissenting shareholders at C$1.99 per share, or C$31 million in aggregate, plus interest and an additional indemnity, for a total estimated at C$44 million payable in cash. Of this amount C$19 million ($14 million) was payable immediately and paid on October 2, 2019. The remaining balances of C$28 million ($21 million) as of December 31, 2022, and C$27 million ($21 million) as of December 31, 2021, which include interest, are recorded in “Accounts Payable and Other”. We have appealed the decision, therefore the payment of any additional consideration and its timing will depend on the outcome of the appeal. On November 13, 2019, a legal hypothec in the amount of C$30 million was registered on our Saint-Félicien (Quebec) immovable and movable property to secure the payment of any additional amounts following the outcome of the appeal. The hearing in this matter was held in November 2022 and we are awaiting a decision.

Partial wind-ups of pension plans

On June 12, 2012, we filed a motion for directives with the Quebec Superior Court, the court with jurisdiction in the creditor protection proceedings under the Companies’ Creditors Arrangement Act (Canada) (or, the “CCAA Creditor Protection Proceedings”), seeking an order to prevent pension regulators in each of Quebec, New Brunswick, and Newfoundland and Labrador from declaring partial wind-ups of pension plans relating to employees of former operations in New Brunswick, and Newfoundland and Labrador, or a declaration that any claim for accelerated reimbursements of deficits arising from a partial wind-up is a barred claim under the CCAA Creditor Protection Proceedings. We contend, among other things, that any such declaration, if issued, would be inconsistent with the Quebec Superior Court’s sanction order confirming the CCAA debtors’ CCAA Plan of Reorganization and Compromise, as amended, and the terms of our emergence from the CCAA Creditor Protection Proceedings. A partial wind-up would likely shorten the period in which any deficit within those plans, which could reach up to C$150 million ($111 million), would have to be funded if we do not obtain the relief sought. The hearing in this matter is scheduled in the first quarter of 2024.

RESOLUTE FOREST PRODUCTS INC.

Notes to Consolidated Financial Statements

Contingent gain

In 2016, we filed a lawsuit against Greenpeace International, Greenpeace Inc. and certain individuals related to loss of business following false allegations concerning the impact of our harvesting operations in certain regions in Quebec. The claims alleged certain damages resulting from defamation and unfair competition. The total amount for damages claimed is substantial but the amount and timing of the ultimate recovery, if any, is uncertain. As a result, any recovery from this litigation or settlement of this claim is a contingent gain and will be recognized if, and when, realized or realizable.

Environmental matters

We are subject to a number of federal or national, state, provincial, and local environmental laws, regulations, and orders in various jurisdictions. We believe our operations are in material compliance with current applicable environmental laws and regulations. Environmental regulations promulgated and orders issued in the future could require substantial additional expenditures for compliance and could have a material impact on us, in particular, and the industry in general.

We have environmental liabilities of $13 million recorded as of December 31, 2022 and 2021, primarily related to environmental remediation related to closed sites. The amount of these liabilities represents management’s estimate of the ultimate settlement based on an assessment of relevant factors and assumptions and could be affected by changes in facts or assumptions not currently known to management for which the outcome cannot be reasonably estimated at this time. These liabilities are included in “Accounts Payable and Other” or “Other liabilities” in our Consolidated Balance Sheets.

We have asset retirement obligations of $40 million and $36 million recorded as of December 31, 2022 and 2021, primarily consisting of liabilities associated with landfills, sludge basins and the dismantling of retired assets. These liabilities are included in “Accounts Payable and Other” and “Other liabilities” in our Consolidated Balance Sheets.

Additionally, we have asset retirement obligations with indeterminate settlement dates. The fair value of these liabilities cannot be estimated due to the lack of sufficient information to estimate the settlement dates of the obligation. We will recognize liability in the period in which sufficient information becomes available. These asset retirement obligations relate mainly to disposal of potentially hazardous materials that may be required if we undergo major maintenance, renovation or demolition, and to closure of retention ponds that may be required if we cease our operations.

Menominee fire

On October 6, 2022, a fire in a third-party owned warehouse that we lease adjacent to our Menominee recycled pulp mill damaged and, in some cases, destroyed, the warehouse, as well as certain of our fixed assets and inventories, which resulted in the temporary idling of the facility.

We maintain insurance coverage, subject to customary deductibles and limits. Anticipated insurance recoveries related to losses and incremental costs incurred, in excess of the deductible, are recognized when receipt is probable. The anticipated insurance recoveries related to the fire in excess of net book value of the damaged operating assets and related to business interruption will not be recognized until all contingencies related to our claim have been resolved.

In the fourth quarter of 2022, we wrote-off $17 million of assets (mainly inventories) and incurred direct costs of approximately $11 million, for total costs of $28 million, of which $17 million, net of deductible, was determined probable to be recovered. The net impact of $11 million was recognized in “Cost of sales, excluding depreciation and amortization” in the Consolidated Statements of Operations. As of December 31, 2022, an amount of $7 million was received and $10 million was recorded in “Accounts receivable, Other” in the Consolidated Balance Sheets.

We expect to continue to record additional costs and recoveries until the assessment is completed and insurance claims are fully settled. At this time, we expect that our total insurance claim will amount to approximately $90 million. The timing and the amounts of additional insurance recoveries, including for business interruption, are not known at this time. We currently expect to restart the mill in the first quarter of 2023. The fire incident resulted in third-party damages, costs and expenses, in addition to damages to the Menominee facility. We have no reason to believe it to be probable that we will incur any loss related to third party claims, nor would any possible loss contingency be reasonably estimable at the present time.

RESOLUTE FOREST PRODUCTS INC.

Notes to Consolidated Financial Statements

Note 19. Government Assistance

Government assistance received for the year ended December 31, 2022, was comprised of:

Government assistance related to fixed assets

We recognized the receipt of $14 million from the Quebec provincial government as a reduction of fixed assets under a program that enhances productivity or energy efficiency. The government contributes up to 40% of qualifying costs for new projects that promote the provincial goals of environmental sustainability and resistance to climate change by reducing demand for electricity (conserving Hydro Québec’s capacity) and by reducing GHG emissions. Unless renewed, this program expires in 2032.

We recognized a U.S. public utility grant of $5 million as a reduction of fixed assets under a program that enhances productivity or energy efficiency and that supports companies that contribute to the economic development of the utility’s region. The commitment of the utility under this program is to pay $5 million per year over a 5-year period ending in 2024. The Company is committed to execute capital projects of at least $5 million per year during that period in the region of the public utility, to meet minimum power use and employment levels.

We recognized $3 million of other government assistance as a reduction of fixed assets under various programs.

Government assistance related to operating expenses

We recognized the receipt of $6 million from the Ontario provincial government as a reduction of energy costs in the “Cost of sales, excluding depreciation and amortization” in the Consolidated Statements of Operations. The Ontario provincial government describes the program as a way to improve competitiveness, secure investments and create and sustain good jobs. The amount is based on electricity consumption and is capped at a maximum of C$8 million per year until March 31, 2027.

Other government assistance of $4 million was recognized as a reduction of “Cost of sales, excluding depreciation and amortization” in the Consolidated Statements of Operations and is comprised of tax credits and other grants which are related to the Company’s normal business operations.

Note 20. Share Capital

Common stock

We are authorized under our certificate of incorporation, as amended and restated, to issue up to 190 million shares of common stock, par value $0.001 per share, of which 14,320,960 shares have been reserved for issuance under the Incentive Plans (as defined in Note 21, “Share-Based Compensation”).

Treasury stock

On December 7, 2021, we announced a new share repurchase program, authorized by our board of directors, of up to ten million shares of our common stock or $100 million, whichever occurs first. We repurchased 125,482 shares at an average price of $11.34 for a total of $2 million in 2022. No shares were repurchased under this plan in 2021.

With our repurchase of 4.6 million shares at an average price of $10.64 for a total of $48 million during the year ended December 31, 2021, we completed our $100 million share repurchase program, which was launched in March 2020 and authorized the repurchase of shares of up to 15% of our common stock, for an aggregate consideration of up to $100 million. Under this program, we also repurchased 6.9 million shares at an average price of $4.28 for a total of $30 million in 2020.

Dividends

We declared and paid a special dividend on our common stock of $1.00 per share ($79 million) in 2021. We did not declare or pay any dividends on our common stock during the years ended December 31, 2022 and 2020.

Under some of our compensation plans, participants are credited additional units when a dividend is declared. The impact of the special dividend was as follows: $3 million was recognized as a compensation expense, and $2 million as an increase in deficit and in additional paid-in capital; and $3 million as an increase in liabilities during the year ended December 31, 2021.

RESOLUTE FOREST PRODUCTS INC.

Notes to Consolidated Financial Statements

Preferred stock

We are authorized under our certificate of incorporation, as amended and restated, to issue ten million shares of preferred stock, par value $0.001 per share. As of December 31, 2022 and 2021, no preferred shares were issued and outstanding.

Note 21. Share-Based Compensation

Incentive Plans

The Resolute Forest Products Equity Incentive Plan, as amended (or, the “2010 Incentive Plan”), administered by the human resources and compensation/nominating and governance committee of the board of directors, became effective in 2010 and provides for the grant of equity-based and liability-based awards, including stock options, stock appreciation rights, restricted stock, RSUs, DSUs, PSUs (collectively, “stock incentive awards”), and cash incentive awards to certain of our officers, directors, employees, consultants and advisors. The 2010 Incentive Plan reserved for issuance 9 million shares for stock incentive awards. In 2019, we established and adopted the Resolute Forest Products 2019 Equity Incentive Plan (or, the “2019 Incentive Plan”), which authorized 3 million shares to be issued as stock incentive awards. In 2020, an additional 2.3 million shares were authorized, for a total of 5.3 million shares. Since the adoption of the 2019 Incentive Plan, no more awards can be granted under the 2010 Incentive Plan. As of December 31, 2022, 1.9 million shares were available for grants under the 2019 Incentive Plan. We refer to both the 2010 Incentive Plan and the 2019 Incentive Plan as the “Incentive Plans”.

Awards for employees who retire (upon meeting certain age and service criteria) at least six months after the grant date and prior to the end of the vesting period will continue to vest after retirement, in accordance with the normal vesting schedule. The requisite service periods for the stock incentive awards are reduced on an individual basis, as necessary, to reflect the grantee’s individual retirement eligibility date.

The share-based compensation expense under the Incentive Plans for the years ended December 31, 2022, 2021 and 2020, was as follows:

	2022	2021	2020

Equity-based awards	$7	$8	$4

Liability-based awards	33	30	10

	$40	$38	$14

For the years ended December 2022, 2021 and 2020, we recognized tax benefit of $4.5 million, $3.5 million and $1.2 million, respectively. As of December 31, 2022, there was $4 million of unrecognized compensation cost for equity-based awards, which is expected to be recognized over a remaining service period of 2.1 years. For liability-based awards, unrecognized compensation cost as of December 31, 2022, was $11 million, which is expected to be recognized over a remaining service period of 1.7 years.

Stock options

Under the Incentive Plans, stock options become exercisable ratably over a period of four years and, unless terminated earlier in accordance with their terms, expire 10 years from the date of grant. New shares of our common stock are issued upon the exercise of a stock option. In certain cases, we withhold stock options and settle a net amount of shares in respect of stock option costs and applicable taxes. We have not granted any stock options since 2013. Since the adoption of the 2019 Incentive Plan, stock options can no longer be granted.

RESOLUTE FOREST PRODUCTS INC.

Notes to Consolidated Financial Statements

The activity of outstanding stock options for the year ended December 31, 2022, was as follows:

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Contractual Life (years)
Balance as of December 31, 2021	388,986	$15.00	1.7
Exercised	(143,966)	13.90
Forfeited	(13,868)	15.66
Expired	—
Balance as of December 31, 2022	231,152	$15.66	0.9
Exercisable as of December 31, 2022	231,152	$15.66	0.9

The total intrinsic value of stock options exercised in 2022 was $1 million and less than $1 million in 2021. No stock options were exercised in 2020.

Restricted stock units and deferred stock units

Under the Incentive Plans, each RSU and DSU granted provides the holder upon vesting the right to receive one share of our common stock for equity-based awards, and the equivalent in cash for liability-based awards. The awards vest ratably over a period of four years for employees and one year for directors. Awards to employees are settled upon vesting, while awards to directors are settled ratably over a period of three years or upon separation from the board of directors, as applicable, based on the director’s country of residency. We withhold units and settle a net amount of shares in respect of applicable taxes.

The activity of nonvested RSUs and DSUs for the year ended December 31, 2022, was as follows:

	Number of Units

	Equity- Based Awards	Liability- Based Awards	Total	Weighted- Average Fair Value at Grant Date
Balance as of December 31, 2021	882,874	833,931	1,716,805	$6.84
Granted	—	268,366	268,366	$12.14
Vested	(328,038)	(485,189)	(813,227)	$7.03
Forfeited	—	(35,962)	(35,962)	$6.67
Balance as of December 31, 2022	554,836	581,146	1,135,982	$7.95

There were 169,832 equity-based and 416,344 liability-based RSUs and DSUs granted to directors that vested but were not settled as of December 31, 2022.

The weighted-average grant-date fair value of all RSUs and DSUs granted in 2021 and 2020, was $10.40 and $3.87, respectively. The total fair value of RSUs and DSUs vested in 2022, 2021 and 2020, was $17 million, $16 million and $7 million, respectively, of which $7 million, $8 million and $3 million were related to equity-based awards, respectively, and $10 million, $8 million and $4 million were related to liability-based awards, respectively. We paid $10 million, $8 million and $3 million for liability-based RSUs and DSUs in 2022, 2021 and 2020, respectively.

Performance stock units

Under the Incentive Plans, each PSU provides the holder the right to receive upon vesting one share of our common stock for equity-based awards, and the equivalent in cash for liability-based awards, subject to an adjustment based on market and/or performance conditions. The awards vest after a period of up to 40 months upon which they are settled. No awards vest when the minimum thresholds are not achieved. We withhold units and settle a net amount of shares in respect of applicable taxes. The fair value of PSUs granted was estimated using a Monte Carlo simulation model, using the following assumptions:

	2022	2021	2020
Expected volatility (1)	67% - 82%	76% - 82%	57% - 77%
Risk-free interest rate	1.59% - 4.70%	0.06% - 0.96%	0.11% - 2.99%

RESOLUTE FOREST PRODUCTS INC.

Notes to Consolidated Financial Statements

(1)	The volatility is based on our historical volatility over the expected remaining life of the award.

The activity of nonvested PSUs for the year ended December 31, 2022, was as follows:

	Number of Units

	Equity- Based Awards	Liability- Based Awards	Total	Weighted- Average Fair Value at Grant Date
Balance as of December 31, 2021	1,855,292	1,149,465	3,004,757	$6.69
Granted	—	182,292	182,292	$12.14
Vested	(215,245)	(256,871)	(472,116)	$9.98
Performance adjustment	(11,090)	(13,234)	(24,324)	$10.23
Forfeited	—	(8,172)	(8,172)	$8.72
Balance as of December 31, 2022	1,628,957	1,053,480	2,682,437	$6.44

The weighted-average grant-date fair value of all PSUs granted in 2021 and 2020, was $10.60 and $4.09, respectively. The total fair value of PSUs vested in 2022, 2021 and 2020, was $6 million, $8 million and $5 million, respectively, of which $3 million, $4 million and $4 million were related to equity-based awards, respectively, and $3 million, $4 million and $1 million were related to liability-based awards, respectively. We paid $3 million, $4 million and $1 million for liability-based PSUs in 2022, 2021 and 2020, respectively.

Deferred Compensation Plan

In 2011, the board of directors adopted the Resolute Forest Products Outside Director Deferred Compensation Plan (or, the “Deferred Compensation Plan”), which allows non-employee directors to surrender 50% or 100% of their cash fees in exchange for DSUs or RSUs, as applicable, based on the director’s country of residency. The number of awards issued pursuant to the Deferred Compensation Plan is based on 110% of the fees earned, resulting in a 10% premium incentive.

Under the Deferred Compensation Plan, each RSU and DSU granted provides the holder the right to receive payment in cash in an amount equal to the fair market value of one share of our common stock upon vesting. The awards have a nonforfeitable right or vest ratably over a period of three years, as applicable, and are settled with cash ratably over a period of three years or upon separation from the board of directors, as applicable, based on the director’s country of residency. All of our outstanding stock incentive awards pursuant to the Deferred Compensation Plan were accounted for as liability awards.

Share-based compensation expense under the Deferred Compensation Plan for the years ended December 31, 2022, 2021 and 2020 was $4 million, $5 million and $2 million, respectively.

RSUs and DSUs outstanding under the Deferred Compensation Plan as of December 31, 2022 and 2021, were 506,369 and 484,064, respectively. The total fair value of RSUs and DSUs vested in 2022, 2021 and 2020 was less than $1 million, $1 million and less than $1 million, respectively. There was no cash paid for liability-based RSUs and DSUs in 2022 and 2020. There was $1 million paid in 2021.

Note 22. Segment Information

We manage our business based on the products we manufacture. Accordingly, our reportable segments correspond to our principal product lines: market pulp, tissue, wood products and paper.

None of the income or loss items following “Operating income” in our Consolidated Statements of Operations are allocated to our segments, since those items are reviewed separately by management. For the same reason, closure costs, impairment and other related charges, inventory write-downs related to closures, start-up costs, gains and losses on disposition of assets, as well as other discretionary charges or credits are not allocated to our segments. We allocate depreciation and amortization expense to our segments, although the related fixed assets and amortizable intangible assets are not allocated to segment assets. Additionally, all selling, general and administrative expenses are allocated to our segments, with the exception of certain discretionary charges and credits, which we present under “corporate and other.”

In each of 2022, 2021 and 2020, no assets were identifiable by segment and reviewed by management.

RESOLUTE FOREST PRODUCTS INC.

Notes to Consolidated Financial Statements

Information about certain segment data for the years ended December 31, 2022, 2021 and 2020, was as follows:

(In millions)	Market Pulp (1)	Tissue	Wood Products (2)	Paper	Segment Total	Corporate and Other	Total

Sales
2022	$891	$201	$1,595	$1,106	$3,793	$—	$3,793
2021	$813	$161	$1,718	$972	$3,664	$—	$3,664
2020	$668	$173	$1,025	$934	$2,800	$—	$2,800

Depreciation and amortization
2022	$22	$18	$45	$37	$122	$13	$135
2021	$24	$19	$42	$62	$147	$17	$164
2020	$24	$18	$43	$69	$154	$15	$169

Operating income (loss)
2022	$184	$(46)	$394	$171	$703	$(117)	$586
2021	$99	$(24)	$772	$(19)	$828	$(244)	$584
2020	$(1)	$(1)	$276	$(46)	$228	$(129)	$99

Capital expenditures
2022	$6	$8	$70	$19	$103	$9	$112
2021	$23	$4	$50	$24	$101	$11	$112
2020	$15	$8	$26	$23	$72	$6	$78
(1)

Inter-segment sales of $63 million, $31 million and $28 million, were excluded from market pulp sales for the years ended December 31, 2022, 2021 and 2020, respectively. These sales were transacted either at the lowest market price of the previous month or cost.

(2)

Wood products sales to our previously-held joint ventures, which were transacted at arm’s length negotiated prices, were $12 million for the period up to the Acquisition Date, $65 million and $28 million for the years ended 2021 and 2020, respectively. See Note 3, “Business Combinations” for more information.

RESOLUTE FOREST PRODUCTS INC.

Notes to Consolidated Financial Statements

Sales are attributed to countries based on the location of the customer. No single customer, related or otherwise, accounted for 10% or more of our 2022, 2021 or 2020 consolidated sales. No country in the “Other countries” group in the table below exceeded 2% of consolidated sales. Sales by country for the years ended December 31, 2022, 2021 and 2020, were as follows:

(In millions)	2022	2021	2020
U.S.	$2,572	$2,591	$2,038
Foreign countries:
Canada	794	764	463
India	83	51	44
Other countries	344	258	255
	1,221	1,073	762
	$3,793	$3,664	$2,800

Long-lived assets by country as of December 31, 2022 and 2021, were as follows:

(In millions)	2022	2021
U.S.	$508	$518
Canada	894	863
	$1,402	$1,381